Exhibit 4.6

[The copy filed herewith omits certain confidential information that is (i) not material and (ii) would be competitively harmful if publicly disclosed. Omissions are designated as [*****].]

DATE: 21 APRIL 2020

Joint-Stock Holding Company “Yakutugol”

as Seller 1

and

Mechel-Trans OOO

as Seller 2

and

Limited Liability Company “A-Property”

as Purchaser

SALE AND PURCHASE AGREEMENT

IN RELATION TO PARTICIPATION INTERESTS IN THE CHARTER CAPITALS OF

ELGAUGOL LTD., ELGA-ROAD COMPANY LIMITED AND MECHELTRANSVOSTOK OOO

CONTENTS

1	DEFINITIONS AND INTERPRETATION	4

2	SUBJECT MATTER OF AGREEMENT	5

3	PARTICIPATION INTEREST PURCHASE PRICE AND ITS PAYMENT	6

4	TRANSFER OF TITLE TO PARTICIPATION INTERESTS	8

5	UNDERTAKINGS	9

6	WARRANTIES	13

7	INDEMNITIES	15

8	LIABILITY	20

9	TRANSACTIONS SIMULTANEOUS	29

10	CONFIDENTIALITY	30

11	PUBLIC ANNOUNCEMENTS	32

12	SET OFF	32

13	TERM, AMENDMENT AND TERMINATION	32

14	ASSIGNMENT AND SUCCESSORS	41

15	PAYMENTS	41

16	COSTS	41

17	INVALIDITY	42

18	ENTIRE AGREEMENT	42

19	NOTICES	42

20	GOVERNING LAW AND DISPUTE RESOLUTION	44

21	MISCELLANEOUS	44

22	COUNTERPARTIES AND LANGUAGE	46

This SALE AND PURCHASE AGREEMENT IN RELATION TO PARTICIPATION INTERESTS IN THE CHARTER CAPITALS OF ELGAUGOL LTD., ELGA-ROAD COMPANY LIMITED AND MECHELTRANSVOSTOK OOO (the “Agreement”) is made in Moscow on the twenty first of April, two thousand twenty

BETWEEN:

(1)

JOINT-STOCK HOLDING COMPANY “YAKUTUGOL”, a joint-stock company incorporated and existing under the laws of the Russian Federation, registered on 23 December 2002 under principal state registration number (OGRN) 1021401009057, taxpayer’s identification number (INN) 1434026980, with its registered address at: 3 Lenin ave, bld. 1, Neryungri, the Sakha Republic (Yakutia), 678960, Russia (“Seller 1”), as represented by its management company Mechel-Mining Management Company OOO, a limited liability company incorporated and existing under the laws of the Russian Federation, registered on 18 July 2008 under principal state registration number (OGRN) 1085410004811, taxpayer’s identification number (INN) 5410020539, with its registered address at: 1 Krasnoarmeyskaya street, Moscow, 125167, Russia, represented by Igor Valerievich Khafizov, a Russian citizen, [*****], acting on the basis of the Charter, the resolution of the sole shareholder of Joint-Stock Holding Company “Yakutugol” dated 29 october 2009, the resolution of the Board of Directors of Joint-Stock Holding Company “Yakutugol” dated 18 October 2013 and the Agreement on Delegation of Authorities of executive body of Joint-Stock Holding Company “Yakutugol” to Mechel-Mining Management Company OOO as Management Company dated 21 October 2013;

(2)

MECHEL-TRANS OOO, a limited liability company incorporated and existing under the laws of the Russian Federation, registered on 23 November 2001 under principal state registration number (OGRN) 1027739053374, taxpayer’s identification number (INN) 7728246919, with its registered address in Moscow at: 1 Krasnoarmeyskaya street, office 134, 125167, Russia (“Seller 2”), as represented by its management company Mechel-Trans Management OOO, a limited liability company incorporated and existing under the laws of the Russian Federation, registered on 23 March 2010 under principal state registration number (OGRN) 1107746215334, taxpayer’s identification number (INN) 7714803768, with its registered address at: 1 Krasnoarmeyskaya street, office 134, 125167, Russia, represented by its general director, Alexey Viktorovich Lebedev, a Russian citizen, [*****], acting on the basis of the Charter of Mechel-Trans Management OOO and the resolution of the sole participant of Mechel-Trans Management OOO w/n dated 12 December 2019,

Seller 1 and Seller 2 hereinafter together referred to as the “Sellers”, and each individually – a “Seller”; and

(3)

LIMITED LIABILITY COMPANY “A-PROPERTY”, a limited liability company incorporated and existing under the laws of the Russian Federation, registered on 26 December 2016 under principal state registration number (OGRN) 5167746495440, taxpayer’s identification number (INN) 7703421686, with its registered address in Moscow at: 6 Presnenskaya embankment, bld. 2, floor 39, 123317, Moscow (the “Purchaser”), as represented by Irina Vladimirovna Belyanova, a Russian citizen, [*****], acting on the basis of the Charter, the Sellers and the Purchaser hereinafter together referred to as the “Parties”, and each individually – a “Party”.

WHEREAS:

(A)

As at the date hereof Seller 1 is a participant of Elgaugol Ltd., a company incorporated and existing under the laws of the Russian Federation, principal state registration number (OGRN) 1131434000961, with its registered address at: 3 Lenin ave, bld. 1, Neryungri, the Sakha Republic (Yakutia), 678960, Russia (“Company 1”), holding a participation interest in the charter capital of Company 1 with the par value of two billion six hundred seven million nine hundred six thousand eighty three rubles and seventy six kopecks (RUB 2,607,906,083.76), comprising fifty point nine nine nine zero two zero two six seven three per cent. (50.9990202673%) of the charter capital of Company 1 (“Participation Interest 1”);

(B)

As at the date hereof Seller 1 is a participant of Elga-road Company Limited, a company incorporated and existing under the laws of the Russian Federation, principal state registration number (OGRN) 1161434050029, with its registered address at: 3 Lenin ave, bld. 1, Neryungri, the Sakha Republic (Yakutia), 678960, Russia (“Company 2”), holding a participation interest in the charter capital of Company 2 with the par value of thirty three billion four hundred fifty million three hundred ninety thousand rubles (RUB 33,450,390,000), comprising fifty one per cent. (51%) of the charter capital of Company 2 (“Participation Interest 2”);

(C)

As at the date hereof Seller 2 is a participant of MecheltransVostok OOO, a company incorporated and existing under the laws of the Russian Federation, principal state registration number (OGRN) 1102808000096, with its registered address at: office 213, 10 Mokhortova street, Tynda, Amur region, 676282, Russia (“Company 3”), holding a participation interest in the charter capital of Company 3 with the par value of one hundred and two thousand rubles (RUB 102,000), comprising fifty one per cent. (51%) of the charter capital of Company 3 (“Participation Interest 3”),

Participation Interest 1, Participation Interest 2 and Participation Interest 3 are hereinafter together referred to as the “Participation Interests”, and each individually – a “Participation Interest”;

Company 1, Company 2 and Company 3 are hereinafter together referred to as the “Companies”, and each individually – a “Company”;

(D)

In accordance with the provisions of paragraph 1 of article 21(11) of the LLC Law, the Parties hereby agree that Seller 1 shall sell Participation Interest 1 and Participation Interest 2 and Seller 2 shall sell Participation Interest 3 to the Purchaser on the terms of this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, including its Preamble and Schedules, capitalized terms and definitions shall have the meanings ascribed to them in Part A of Schedule 1 hereto.

1.2	The provisions of this Agreement, including its Preamble and Schedules, shall be interpreted in accordance with Part B of Schedule 1 hereto.

1.3	The Preamble and Schedules to this Agreement constitute an integral part hereof, and any reference to this Agreement shall include this Agreement, the Preamble and all Schedules hereto.

2	SUBJECT MATTER OF AGREEMENT

2.1

For good and valuable consideration, Seller 1 shall sell Participation Interest 1 and Participation Interest 2 to the Purchaser, free from any Encumbrances (other than any Permitted Encumbrances) and together with all rights that are attached to Participation Interest 1 and Participation Interest 2 as at the date of notarization of this Agreement or may be subsequently attached to Participation Interest 1 and Participation Interest 2, and the Purchaser shall accept Participation Interest 1 and Participation Interest 2 and agrees to pay to Seller 1 the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price (each as defined below) for Participation Interest 1 and Participation Interest 2 as provided for herein.

2.2

For good and valuable consideration, Seller 2 shall sell Participation Interest 3 to the Purchaser, free from any Encumbrances (other than any Permitted Encumbrances) and together with all rights that are attached to Participation Interest 3 as at the date of notarization of this Agreement or may be subsequently attached to Participation Interest 3, and the Purchaser shall accept Participation Interest 3 and agrees to pay to Seller 2 the Participation Interest 3 Purchase Price (as defined below) for Participation Interest 3 as provided for herein.

2.3

This Agreement is a mixed contract (article 421(3) of the Russian Civil Code) and may contain elements of other contracts (within the meaning of article 421 of the Russian Civil Code). The Parties assume their respective obligations hereunder under no coercion.

2.4	Seller 1’s title is evidenced by:

(A)	in relation to Participation Interest 1:

(i)	the minutes of the general participants’ meeting of the Company dated 5 August 2013;

(ii)	the Incorporation Agreement in relation to the Company dated 5 August 2013;

(iii)	the minutes of the extraordinary general participants’ meeting of the Company dated 4 October 2013;

(iv)	the minutes of the extraordinary general participants’ meeting of the Company dated 21 January 2014;

(v)	the minutes of the extraordinary general participants’ meeting of the Company dated 14 March 2014;

(vi)	the minutes of the extraordinary general participants’ meeting of the Company dated 19 September 2014;

(vii)	the minutes of the extraordinary general participants’ meeting of the Company dated 9 February 2015;

(viii)	the minutes of the extraordinary general participants’ meeting of the Company dated 27 March 2015;

(ix)	the minutes of the extraordinary general participants’ meeting of the Company dated 18 January 2016;

(x)

the extract from the USRLE dated 21 April 2020 issued in relation to Company 1 as at the date of notarization of this Agreement and containing information on Seller 1’s title to Participation Interest 1, as obtained by the notary public in an electronic form on the date of notarization of the transaction (this Agreement);

(B)	in relation to Participation Interest 2:

(i)	the minutes of the founders’ meeting of the Company dated 28 December 2015;

(ii)	the Incorporation Agreement in relation to the Company dated 28 December 2015;

(iii)	the minutes of the extraordinary general participants’ meeting of the Company dated 14 March 2016;

(iv)

the extract from the USRLE dated 21 April 2020 issued in relation to Company 2 as at the date of notarization of this Agreement and containing information on Seller 1’s title to Participation Interest 2, as obtained by the notary public in an electronic form on the date of notarization of the transaction (this Agreement).

2.5	Seller 2’s title to Participation Interest 3 is evidenced by:

(A)	the resolution of the sole founder of Mechel-Trans OOO in relation to the incorporation of MecheltransVostok OOO dated 19 January 2010;

(B)

the extract from the USRLE dated 21 April 2020 issued in relation to Company 3 as at the date of notarization of this Agreement and containing information on Seller 2’s title to Participation Interest 3, as obtained by the notary public in an electronic form on the date of notarization of the transaction (this Agreement).

3	PARTICIPATION INTEREST PURCHASE PRICE AND ITS PAYMENT

3.1	Participation Interest Purchase Price

3.1.1	The Parties agree that the purchase price of the Participation Interests shall be eighty nine billion rubles (RUB 89,000,000,000) (the “Participation Interest Purchase Price”), including:

(A)	the purchase price of Participation Interest 1 of fifty five billion two hundred ninety nine million rubles (RUB 55,299,000,000) (the “Participation Interest 1 Purchase Price”);

(B)	the purchase price of Participation Interest 2 of thirty three billion seven hundred million rubles (RUB 33,700,000,000) (the “Participation Interest 2 Purchase Price”);

(C)	the purchase price of Participation Interest 3 of one million rubles (RUB 1,000,000) (the “Participation Interest 3 Purchase Price”).

3.2	Payment of Participation Interest Purchase Price

3.2.1

The Parties agree that, in discharge of its obligation to pay the Participation Interests Purchase Price to Seller 1, the Purchaser shall, on the date of this Agreement, transfer an amount equal to the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price in rubles to the Escrow Accounts under the Escrow Agreements and, on the date of this Agreement, deliver to the Sellers the statements of the Escrow Accounts evidencing that the amount equal in aggregate to the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price was transferred to the Escrow Accounts in full.

3.2.2

Pursuant to the terms of the Escrow Agreements, the Purchaser shall do any actions required from it (to the extent expressly provided for by the Escrow Agreements) to procure that, upon the satisfaction of the conditions specified in the Escrow Agreements, the Escrow Agent shall release and transfer by wire transfer the sums from the Escrow Accounts under the Escrow Agreements as follows:

(A)

to the Seller 1’s Account, a sum equal to the aggregate of the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price (less the GPB Repayment Amount and the VTB Repayment Amount);

(B)	to the GPB Pledge Account, a sum equal to the GPB Repayment Amount;

(C)	to the VTB Pledge Account, a sum equal to the VTB Repayment Amount.

3.2.3

The Parties agree that the Purchaser shall pay to Seller 2 the Participation Interest 3 Purchase Price by wire transfer on the date of this Agreement. Seller 2 shall not pay any interest on the amount of an advance payment made in payment of the Participation Interest 3 Purchase Price for the period from the date of receipt of such advance payment from the Purchaser.

3.2.4

The Parties agree that a portion of the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price in the amount equal to the GPB Repayment Amount shall be transferred by the Escrow Agent to the GPB Pledge Account for its further transfer by Seller 1 to Bank GPB (JSC) for the purpose of, inter alia, termination of the Company 2 Mortgage as set out in Clause 5.3.

3.2.5

The Parties agree that a portion of the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price in the amount equal to the VTB Repayment Amount shall be transferred by the Escrow Agent to the VTB Pledge Account for its further transfer by Seller 1 to VTB Bank.

3.2.6

The Purchaser’s obligation to pay the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price shall include an obligation to transfer the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price to the Escrow

Accounts and take such measures and do such actions as may be expressly required from the Purchaser under the Escrow Agreements and the Applicable Law in order to enable the Escrow Agent to make payments as required by the Escrow Agreements (including the execution by the Purchaser of any documents that the Escrow Agent, acting reasonably and in accordance with the Escrow Agreements and the Applicable Law, may require from the Purchaser in order to make the relevant funds transfers under the Escrow Agreements to Seller 1), and obligations as set out in Clause 3.2.8.

3.2.7

For the avoidance of doubt, Participation Interest 1 and Participation Interest 2 shall not be pledged to Seller 1, and Participation Interest 3 shall not be pledged to Seller 2 pending payment for them in full.

3.2.8

The Parties hereby agree that, if (1) the Purchaser is registered in the USRLE as owner of Participation Interest 1 and Participation Interest 2, and (2) the Escrow Agent transfers (repays) the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price that were earlier transferred to the Escrow Accounts from the Escrow Accounts to the Purchaser’s account for any reason, and the Sellers did not exercise their right to repudiate as set out in Clause 13.6, the Purchaser shall (to the extent it did not pay to Seller 1 such amounts in payment of, accordingly, the Participation Interest 1 Purchase Price and/or the Participation Interest 2 Purchase Price) pay such amounts to Seller 1 in payment of, accordingly, the Participation Interest 1 Purchase Price and/or the Participation Interest 2 Purchase Price.

3.2.9

Any payments to be made by a Party hereunder (including, without limitation, the Participation Interest Purchase Price) shall be made without any set-off or counterclaim (unless this Agreement provides otherwise) and free and clear of any deduction or withholding of any kind.

4	TRANSFER OF TITLE TO PARTICIPATION INTERESTS

4.1

The title to the Participation Interests and all rights and obligations of the Sellers as owners of the relevant Participation Interests under the charters of the Companies and the laws and regulations of the Russian Federation (article 21(12) of the LLC Law) shall pass from the Sellers to the Purchaser upon the making of the relevant entry in the USRLE.

4.2

The Parties hereby confirm that all consents and approvals as required for the execution and performance of this Agreement have been obtained, and the Sellers further confirm that the Participation Interests have been paid in full.

4.3

In accordance with paragraph 1 of article 21(15) of the LLC Law, the Notary will, within three (3) days after the execution and notarization of this Agreement, deliver to the Companies a notice of disposal of the Participation Interests, together with a copy of the application for the making of the relevant changes in the USRLE in such form as required by the laws and regulations of the Russian Federation, in relation to the transfer of the Participation Interests from the Sellers to the Purchaser.

4.4

A Seller’s obligation to transfer its Participation Interest and the Purchaser’s obligation to accept such Participation Interest shall be deemed to be duly fulfilled and discharged as of the date of the making of the relevant entry in the USRLE in relation to the registration of transfer of title to such Participation Interest, free and clear of any Encumbrances other than the Permitted Encumbrances, from the Seller to the Purchaser.

4.5

If the state registration of changes in the USRLE in connection with the transfer to the Purchaser of any of the Participation Interests is refused or suspended by the Registration Authority for any reason, the Parties shall, within five (5) Business Days after the receipt by the Parties or any of them of a notice of such refusal or suspension, jointly do (or procure that third parties, including the relevant Company, shall do) any and all necessary actions to effect the transfer of the relevant Participation Interest from the relevant Seller to the Purchaser, including the execution and repeated submission of necessary documents (or procure their submission by the Notary). The Parties’ obligations under this Clause 4.5 shall also be effective and apply if the state registration is subsequently refused or suspended for any reason in relation to any repeated submission of documents.

5	UNDERTAKINGS

5.1

The Purchaser shall not create any Encumbrance over or dispose of any Participation Interest (or any part thereof) at any time from the date of registering the transfer of the relevant Participation Interest to the Purchaser in the USRLE to the date the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price are released by the Escrow Agent from the Escrow Accounts and/or otherwise paid to the Sellers, in each case, in accordance with this Agreement and applicable provisions of the Escrow Agreements and in any case subject to Clauses 13.6 and 13.7.

5.2

The Purchaser shall, within ten (10) Business Days after the Participation Interests Transfer Date (and in any case subject to Clause 13.7), take all measures within the Purchaser’s control in order to procure that Company 1 shall do any actions required from it to terminate the KGOK Share Pledge in full, unless such actions have already been done by Company 1 before the Transfer Date.

5.3

The Parties shall, within (i) sixty (60) calendar days after the Participation Interests Transfer Date (and in any case subject to Clause 13.7), in relation to the Company 3 Permitted Suretyships; (ii) thirty (30) calendar days after the Participation Interests Transfer Date (and in any case subject to Clause 13.7), in relation to all other Permitted Suretyships, unless, in each case, another period of time is agreed between the Mechel Group, the Purchaser, Bank GBP (JSC) and VTB Bank, (iii) five (5) calendar days after the Participation Interests Transfer Date (and in any case subject to Clause 13.7), in relation to the Permitted Encumbrances, (iv) thirty (30) calendar days after the Participation Interests Transfer Date (and in any case subject to Clause 13.7), in relation to the Sublease Agreements (the “Termination Term”), procure that the Permitted Suretyships, the Sublease Agreements and the Permitted Encumbrances, respectively, shall be terminated on the terms satisfactory to the Sellers and the Purchaser.

5.4

The Purchaser shall, within ninety (90) calendar days after the Participation Interests Transfer Date (and in any case subject to Clause 13.7), procure, and do any other actions as may be required for, the termination of the use (including actual use) by the Companies of the Trademarks owned by the Mechel Group, and shall procure that each of the Companies shall enter into a licence termination agreement in relation to such Company’s licence to use the relevant Trademark with the trademark holder within the Mechel Group (and the Sellers shall procure that the relevant trademark holder shall enter into with such Company) (provided that such licence termination agreement shall provide that the relevant Company’s licence to use such Trademark shall be terminated as of the date of execution of such licence termination agreement), and procure the registration in the USRLE of changes in information about legal entity in relation to Company 3, namely a change in name in relation to Company 3 by deleting the word “Mechel” from its name. In case of a breach of the provisions of this Clause 5.4, the Purchaser shall pay to the relevant Seller (as applicable, depending on which one of the Companies continued using the Trademarks) a penalty fee in the amount of [*****] for each day of delay. Payment of such penalty fee shall not release the Purchaser from its obligations under this Clause 5.4. For the avoidance of doubt, the penalty fee under this Clause 5.4 shall not be an exclusive penalty fee, and the Sellers may, in addition to payment of the penalty fee, claim any damages suffered by them. If the Trademarks (or any of them) have been used by any of the Companies prior to the Participation Interests Transfer Date either (i) in the absence of an agreement with the trademark holder, or (ii) on the basis of an agreement with the trademark holder but no consideration for the use of such Trademarks was paid by the relevant Company thereunder to the trademark holder by the date of this Agreement, the Sellers shall, notwithstanding any provisions of this Agreement to the contrary, indemnify the Purchaser for any and all losses incurred by it in connection with any claim by the relevant trademark holder against any of the Companies, whether in connection with the use of the Trademarks (or any of them) in the absence of an agreement or payment of licence fees under the relevant agreement. The Sellers shall procure that each licence termination agreement in relation to the relevant Company’s licence to use each Trademark, as specified in this Clause 5.4, is submitted for registration to the competent registration authorities. The Purchaser shall not be liable for, and shall not pay any compensation to the Sellers (or any of them) in connection with, a non-submission or non-registration of any licence termination agreement in relation to the relevant Company’s licence to use each Trademark, provided that the Companies have ceased to actually use the Trademarks within the term specified in this Clause 5.4.

5.5

If any claim is made against any of the Sellers (or their representatives in the Companies’ management bodies) or the Companies by the Governmental Authorities or a third party in relation to Company 1’s, Company 2’s or Company 3’s business as conducted prior to the Participation Interests Transfer Date or the Participation Interest 1 and Participation Interest 2 Transfer Date (where the right to partially terminate is exercised under Clause 13.7), the Purchaser shall, and shall procure that the relevant Company shall, provide to Seller 1, Seller 2 and their representatives in the Companies’ management bodies all reasonable assistance in accordance with the Applicable Law to protect their rights and legitimate interests as against the Governmental Authorities or other third parties. The Purchaser may deliver to the Seller its written proposals as to the settlement of such claims by the Governmental Authorities or third parties. Each Seller shall take all actions within its control to settle such claims by Governmental Authorities or third parties as so proposed by the Purchaser.

5.6

The Sellers shall procure that the following documents are available at the registered address or another place of business of the relevant Companies, as evidenced by a certificate signed by the person exercising the functions of the sole executive body of the relevant Company, on the Participation Interests Transfer Date or the Participation Interest 1 and Participation Interest 2 Transfer Date (where the right to partially terminate is exercised under Clause 13.7):

(A)	the Investment Declaration dated 17 July 2015;

(B)	the application for the inclusion of Company 1 in the register of participants of regional investment projects No. 1033 dated 17 July 2015 (with appendixes);

(C)	the Order of the Ministry of Economy of the Sakha Republic (Yakutia) No. 128- dated 7 September 2015 on inclusion of Company 1 in the register of participants of regional investment projects;

(D)	the application for alteration of investment declaration No. 42-09/5215 dated 6 December 2016 (with appendixes);

(E)	the Investment Declaration dated 2 December 2016;

(F)

the Comprehensive Opinion in relation to Company 1’s application No. 42-09/5215 dated 6 December 2016 for alteration of Company 1’s investment declaration to reflect changes in the terms and conditions of implementation of regional investment project, as approved on 8 August 2017;

(G)

the information letter from the first deputy minister of investment and business development of the Sakha Republic (Yakutia), A.S. Zagorenko, “On amendment of investment declaration” No. -01-4568 dated 14 August 2017;

(H)	the application for alteration of investment declaration No. 1-131-05/5057 dated 3 July 2017 (with appendixes);

(I)	the Investment Declaration dated 3 July 2017;

(J)

the Order of the Ministry of Economy of the Sakha Republic (Yakutia) No. -192/ dated 11 August 2017 on alteration of investment declaration to reflect changes in the terms and conditions of implementation of regional investment project of Company 1;

(K)

all design, working and other technical documentation developed under the General Contractor Agreement for Design and Survey Works No. .00.01-17-10- dated 1 November 2010 between Seller 1 and Mechel-Engineering LLC, including the documentation that was developed thereunder prior to the replacement of the customer thereunder (Customer Replacement Agreement dated 23 October 2013 in relation to General Contractor Agreement for Design and Survey Works No. .00.01-17-10- dated 1 November 2010) and that is required for the subsequent commissioning of the facilities constructed thereunder, and all other design, geological, engineering and other documents in the possession of the Companies, the Sellers or any other person within the Mechel Group relating to the development and operation of the Elga coal mine, including design and other documentation relating to the construction and operation of an access railroad to the Elga coal mine from the Ulak station to the Elga station;

(L)

any other documents in the possession of the Companies or the Seller or any other person within the Mechel Group which any of the Company is required to have and/or keep in accordance with the Applicable Law.

5.7	The Seller shall procure that, from the date of this Agreement to the date of the respective resolution of each of the Companies’ competent management bodies under Clause 5.8, the current members of the Companies’ management bodies (including their respective boards of directors) as at the date of this Agreement and persons exercising the functions, powers and authorities of the Companies’ management bodies (including the management company of each of the Companies and the sole executive body of each of the Companies) nominated by a Seller (as listed in Clause 5.8), shall not do any actions in their capacity as management board of the Companies or members of the management bodies of the Companies other than with the Purchaser’s prior consent or request/instruction in writing (provided that, in doing so, the Purchaser shall act reasonably), provided that such request/instruction shall not be inconsistent with the Applicable Law, the constituent and internal documents of the Companies, the standard business practices, the principles of reasonableness and good faith (the “Purchaser’s Instructions”), or, in the absence of the relevant Purchaser’s Instructions, other than as may be required by mandatory provisions of the Applicable Law, their duty to act reasonably and in good faith for the benefit of the Companies or the provisions of this Agreement. The Purchaser’s Instructions may be issued on behalf of the Purchaser by Alexander Sergeevich Isaev, [*****], or any other person duly nominated by the Purchaser. The Sellers’ obligations under this Clause 5.7 shall immediately terminate in case of the Purchaser’s default under its obligations under Clause 5.8.

5.8

The Purchaser shall, within ten (10) Business Days after its registration in the USRLE as owner of the relevant Participation Interest, procure that the competent management bodies of the relevant Company pass their resolutions terminating the powers and authorities of members of the management bodies of such Company (including its board of directors) and persons exercising the functions, powers and authorities of the Companies’ management bodies (including the management company of each of the Companies and the sole executive director of each of the Companies) nominated by a Seller, including the persons as listed below, and (in connection with the termination of powers and authorities of persons to whom the powers of the sole executive body of each of the Companies were delegated) that the duly executed applications for the making of the relevant changes in information about legal entity as contained in the USRLE in relation to each of the Companies, shall be filed with the competent tax authorities when due:

(A)

members of the board of directors of Company 1: Igor Valerievich Khafizov, Pavel Viktorovich Shtark, Gordey Georgievich Korlyakov, Irina Nikolaevna Ipeeva, Viktor Dmitrievich Danilov, Larissa Petrovna Salikova;

(B)	members of the board of directors of Company 2: Dmitry Anatolievich Shura, Alexander Gennadievich Ovchinnikov, Viktor Dmitrievich Danilov, Natalia Timofeevna Girgeeva;

(C)	members of the board of directors of Company 3: Alexey Dmitrievich Makartsov, Mikhail Valerievich Silin, Dmitry Anatolievich Shura, Rinat Rashitovich Mukhamediarov, Svetlana Viktorovna Grishkovskaya;

(D)	the person to whom the powers of the sole executive body of Company 1 were delegated: Mechel-Mining Management Company OOO;

(E)	the person to whom the powers of the sole executive bodyr of Company 2 were delegated: Mechel-Mining Management Company OOO;

(F)	the person to whom the powers of the sole executive body of Company 3 were delegated: Mechel-Trans Management OOO.

5.9

If the Purchaser fails to perform its obligations under Clause 5.8, the Purchaser shall pay to each of the Sellers a penalty fee in the amount of [*****] for each day of delay but not more than [*****] to each of the Sellers and, accordingly, [*****] to both Sellers. Payment of the penalty fee shall not release the Purchaser from its obligations. For the avoidance of doubt, the penalty fee under this Clause 5.9 shall not be an exclusive penalty fee, and the Sellers may, in addition to payment of the penalty fee, claim any damages suffered by them.

5.10

Provided that the Participation Interests Transfer Date has occurred (in any case, subject to Clause 13.7), and if so requested by the Purchaser, the Sellers shall, at the cost of the Purchaser or the relevant Company, provide their reasonable assistance in relation to the execution of documents (e.g., KC-11 certificates of acceptance of completed construction, KC-14 certificates of acceptance of completed construction by the acceptance commission, an addendum to lease agreement No. 37 dated 21 April 2010 (as amended by addendum dated 25 April 2016) in relation to the replacement of Seller 1 as lessee by Company 2) as may be required by the Applicable Law for the purpose of the proper completion of construction, acceptance into operation and perfection of rights of the relevant Company to the access railroad to the Elga coal mine from the Ulak station to the Elga station, if the Purchaser and the relevant Company, acting reasonably, are not able to execute such documents without the Seller’s assistance, and provided that the assistance requested by the Purchaser shall, in any event, be consistent with the Applicable Law and shall be without prejudice to the interests of the Sellers and/or the Sellers’ signatories.

5.11	The procedure for settlement of the Permitted Receivables by the Sellers and the Mechel Group companies shall be as set out in Schedule 8 hereto.

6	WARRANTIES

6.1

Each Party hereby warrants to the other, within the meaning of Article 431.2 of the Russian Civil Code, that as at the date of this Agreement each of the warranties set out in Part A of Schedule 2 (Warranties) hereto (the “General Warranties”) is true and accurate.

6.2

Seller 1 hereby warrants to the Purchaser, within the meaning of Article 431.2 of the Russian Civil Code, that as at the date of this Agreement each of the Seller 1 Title Business Warranties is true and that, immediately prior to the transfer of title to Participation Interest 1 or Participation Interest 2 (as the case may be) to the Purchaser hereunder, each of the Seller 1 Title Business Warranties (in relation to such Participation Interest) will be true and accurate by reference to the then existing facts and circumstances, as if given on the date hereof and as if any implied reference in the Seller 1 Title Business Warranties to the date of this Agreement was replaced with a reference to such time.

6.3

Seller 2 hereby warrants to the Purchaser, within the meaning of Article 431.2 of the Russian Civil Code, that as at the date of this Agreement each of the Seller 2 Title Business Warranties is true and that, immediately prior to the transfer of title to Participation Interest 3 to the Purchaser hereunder, each of the Seller 2 Title Business Warranties will be true and accurate by reference to the then existing facts and circumstances, as if given on the date hereof and as if any implied reference in the Seller 2 Title Business Warranties to the date of this Agreement was replaced with a reference to such time.

6.4

Seller 1 hereby warrants to the Purchaser, within the meaning of Article 431.2 of the Russian Civil Code, that as at the date of this Agreement each of warranties set out in Part B (other than the warranty in paragraph 2.6 of Part B that, for the avoidance of doubt, relates to the Seller 2 Business Warranties) of Schedule 2 (Warranties) hereto (the “Seller 1 Business Warranties”), is true and accurate.

6.5

Seller 2 hereby warrants to the Purchaser, within the meaning of Article 431.2 of the Russian Civil Code, that as at the date of this Agreement each of warranties set out in Part B (other than the warranties in paragraphs 2.4, 2.5, 5, 6 and 16.5 of Part B which, for the avoidance of doubt, relate to the Seller 1 Business Warranties) of Schedule 2 (Warranties) hereto (the “Seller 2 Business Warranties”), is true and accurate.

6.6

Neither Party shall have the right, including on the basis of Article 431.2(2) of the Russian Civil Code, to terminate (unilaterally refuse to perform, in full or in part) this Agreement if any of the Warranties given by the other Party is untrue or inaccurate. For the purpose of Article 431.2(2) of the Russian Civil Code, the Parties agree that a breach of Warranties shall not constitute a material breach of this Agreement.

6.7

Given the distinctive characteristics of a Participation Interest as the subject of a sale and purchase transaction, and that it is agreed by the Parties that damages shall be their only remedy if any of the Warranties is untrue or inaccurate, the provisions of chapter 30 (Sale and Purchase) of the Russian Civil Code relating to the quality of goods, including Articles 469 – 477 (both inclusive) of the Russian Civil Code shall not apply to the relations of the Parties hereunder. The Seller shall not give to the Purchaser any warranties as to the quality of the Participation Interests.

6.8

If any of the Seller 1 Business Warranties or the Seller 2 Business Warranties is expressly limited by the Sellers’ knowledge of any specific events, facts and/or circumstances (e.g., by reference to “the Sellers’ best knowledge” or a similar expression), then only the Seller who as at the date of this Agreement had the actual knowledge of the relevant Seller 1 Business Warranties or the Seller 2 Business Warranties being untrue or inaccurate shall be liable for a breach of such Seller 1 Business Warranty or the Seller 2 Business Warranty. The Seller who did not have the knowledge of a Seller 1 Business Warranty or a Seller 2 Business Warranty being untrue or inaccurate shall be released from liability for the inaccuracy of such Seller 1 Business Warranty or such Seller 2 Business Warranty.

6.9

Subject to limitations in Clause 8, Seller 1 shall compensate the Purchaser for any damages it incurred as a result of any of the Seller 1 Business Warranties or any General Warranties given by Seller 1 being untrue.

6.10

Subject to limitations in Clause 8, Seller 2 shall compensate the Purchaser for any damages it incurred as a result of any of the Seller 2 Business Warranties or any General Warranties given by Seller 2 being untrue.

6.11	The Purchaser shall compensate the Sellers for any damages it incurred as a result of any of the General Warranties given by the Purchaser being untrue.

6.12

Unless Clauses 6.2 and 6.3 expressly provide otherwise, the Parties confirm that the Warranties shall be deemed to be given as at the date of this Agreement by reference to the facts and circumstances then existing, and, for the avoidance of doubt, none of the Warranties shall be construed or interpreted as a warranty given by reference to the facts and circumstances arising after the date hereof.

6.13

In executing the Transaction, none of the Parties shall give or rely on any warranties, other than the Warranties, within the meaning of Article 431.2 of the Russian Civil Code, including any warranties by a third party.

7	INDEMNITIES

7.1	Purchaser Losses

7.1.1

In accordance with Article 406.1 of the Russian Civil Code, provided that the Participation Interests Transfer Date or the Participation Interest 1 and Participation Interest 2 Transfer Date (where the right to partially terminate is exercised under Clause 13.7) has occurred, and subject to applicable provisions of Clause 8, Seller 1 shall indemnify the Purchaser at its request for any and all losses incurred or to be incurred by Company 1 (the “Purchaser RIP Losses”) as a result of the occurrence of the following circumstance (the “Purchaser RIP Losses Trigger Event”), in the amount to be determined under Clauses 7.1.4-7.1.5:

Company 1 ceases to be a participant of the Regional Investment Project pursuant to a decision of the competent governmental authority and incurs a liability(-ies) to pay tax or a tax claim is made against Company 1 (including, without limitation, if an additional tax assessment or a liability to pay a penalty fee is imposed on Company 1 and/or Company 1 is held liable for a tax offence), provided that each of the following conditions is satisfied: (1) such tax liabilities of or tax claims against Company 1 relate to a tax period preceding the date of this Agreement and have been incurred by or made against Company 1 in connection with its ceasing to be participant of the Regional Investment Project, (2) the relevant decision of the competent tax authority has become effective and was issued following an on-site or desk audit carried out in respect of Company 1 in relation to a tax period preceding the date of this Agreement (a “Tax Audit”), and (3) either (i) there is an outstanding binding request or ground for payment by Company 1 of the relevant amount (including a Final Court Decision), or (ii) the relevant amount was debited from Company 1’s bank account as a result of exercise by the relevant authorities of their direct debit rights, in each case, in satisfaction or repayment of the request or liabilities as set out above in this Clause. For the avoidance of doubt, any losses incurred or to be incurred by Company 1 or any other losses of Company 1 shall not constitute the Purchaser RIP Losses and shall not be subject to indemnification by Seller 1 under this Clause 7.1.1, where such losses have arisen as a result of the occurrence of any circumstances within Company 1’s control after the date of this Agreement. Following the completion of a Tax Audit, the Purchaser shall, at the request of Seller 1, procure that Company 1 shall issue to Seller 1 a power of attorney authorizing Seller 1 to challenge the results of the Tax Audit on the terms of Clause 8.3.6.

7.1.2

The Parties agree that Company 1’s losses and damages in the form of lost tax credit in respect of any future periods shall not be included in the Purchaser RIP Losses, and the Purchaser may not claim from any of the Sellers any such losses or damages incurred by any Company.

7.1.3

Other than the Purchaser RIP Losses arising as a result of the occurrence of a Purchaser RIP Losses Trigger Event out of any circumstances, events and/or facts occurring on or before the date of this Agreement, and other Purchaser Losses, the Sellers shall not assume any indemnity obligations in relation to any other losses incurred by the Purchaser and/or any Company after the date of this Agreement in accordance with Article 406.1 of the Russian Civil Code, unless otherwise set out in Clause 7.1.

7.1.4

Subject to Clauses 7.1.5 and 7.1.8, the amount of the Purchaser RIP Losses to be indemnified by Seller 1 as a result of the occurrence of a Purchaser RIP Losses Trigger Event shall be determined as follows:

where a Purchaser RIP Losses Trigger Event occurs, the amount of the Purchaser RIP Losses shall be deemed to be equal to the amount of actual tax liabilities of Company 1 paid or to be paid by it in such cases and subject to such conditions as set out in Clause 7.1.1.

The amount of actual tax liabilities of Company 1 shall be deemed to be equal to the amount of taxes, fines and penalty fees to be paid by Company 1 as a result of a Tax Audit, and shall take into account:

(i)

the amount of losses incurred in the previous tax periods that may, in accordance with applicable tax laws and regulations, be applied to reduce the income tax base, including an additional tax base identified as a result of the Tax Audit;

(ii)

the amount of any tax overpayment as identified by the tax authorities in the course of the Tax Audit, including any overpaid income tax as a result of additional tax assessment imposed by the tax authorities and included in expenses in accordance with applicable tax laws and regulations.

7.1.5

The Parties agree that the aggregate amount of the Purchaser RIP Losses subject to indemnification in connection with the occurrence of a Purchaser RIP Losses Trigger Event under Clause 7.1.1 shall not exceed one billion nine hundred million rubles (RUB 1,900,000,000), and, provided that the Final Court Decision is issued in favour (in full or in part) of Company 1 as claimant, the amount of the Purchaser RIP Losses to be so indemnified shall be reduced by the amount of income tax to which case No. A58-6065/2019 pertains (the “Litigation”), i.e. the amount of income tax to be refunded or repaid to Company 1 under such Final Court Decision (the “RIP Limitation of Liability”).

For the avoidance of doubt, Seller 2 shall not be liable for the Purchaser RIP Losses in connection with the occurrence of a Purchaser RIP Losses Trigger Event.

Provided that, if (1) Seller 1 paid to the Purchaser the amount of the Purchaser RIP Losses subject to Clauses 7.1.5 and 7.1.8 prior to the issuance of a Final Court Decision in relation to the Litigation, (2) the Final Court Decision was then issued in favour (in full or in part) of Company 1, and (3) the amount of the Purchaser RIP Losses paid by Seller 1 to the Purchaser prior to the issuance of the Final Court Decision in relation to the Litigation exceeds the RIP Limitation of Liability as determined taking into account the amount of income tax to be refunded or repaid to Company 1 pursuant to an award made in the Litigation (as described above in this Clause), the Purchaser shall, within ten (10) Business Days after the date of such Final Court Decision, repay to Seller 1 a portion of the amount of Purchaser RIP Losses that was received by the Purchaser from Seller 1 in excess of the RIP Limitation of Liability.

7.1.6

The Parties agree that, upon the occurrence of a Purchaser RIP Losses Trigger Event and provided that the relevant amount was debited, as set out in Clause 7.1.1, from Company’s bank account as a result of exercise by the relevant authorities of their direct debit rights, Seller 1 shall, at the Purchaser’s request and within ten (10) Business Days after such request, pay the amount of the Purchaser RIP Losses to the Purchaser before the issuance of a Final Court Decision.

For the avoidance of doubt, the Purchaser may claim indemnification of the Purchaser RIP Losses more than once, provided that the relevant Purchaser RIP Losses Trigger Event has occurred. If it is held in the Final Court Decision that the decision of the tax authorities terminating Company 1’s status as participant of the Regional Investment Project is illegal and the decision issued by the tax authorities upon completion of the Tax Audit is unlawful in full (or in the relevant part), the Purchaser shall, within ten (10) Business Days after Seller 1’s request, pay to Seller 1 the amount (the relevant portion) of the Purchaser RIP Losses earlier paid by Seller 1 to the Purchaser and the amount of interest actually awarded to Company 1 as a result of such decision issued by the tax authorities upon completion of the Tax Audit being held unlawful. For the avoidance of doubt, no interest shall accrue or be payable by the Purchaser on the amount of the Purchaser RIP Losses. In case of a delay in payment of any sum under this Clause 7.1.6, the defaulting Party shall, within ten (10) Business Days after request, pay to the other Party to whom such sum was due interest accruing on the outstanding amount under Article 395 of the Russian Civil Code for each day of delay.

7.1.7

In accordance with Article 406.1 of the Russian Civil Code, provided that the Participation Interests Transfer Date or the Participation Interest 1 and Participation Interest 2 Transfer Date (where the right to partially terminate is exercised under Clause 13.7) has occurred, and subject to applicable provisions of Clause 8, Seller 1 shall indemnify the Purchaser at its request for any and all losses incurred or to be incurred by Company 1 and/or Company 2, and Seller 2 shall indemnify the Purchaser at its request for any and all losses incurred or to be incurred by Company 3, as a result of the occurrence of the following circumstances:

(A)

members of the board of directors of any Company nominated by a Seller vote FOR the resolution of the board of directors of such Company approving a transaction in which the Seller, any of its Affiliates or any of the Mechel Group companies is interested, or the execution or performance (other than the performance of the Agreed Contracts) by a Company of a transaction in which the Seller, any of its Affiliates or any of the Mechel Group companies, or a member of the board of directors of any Company nominated by a Seller and/or the person exercising the functions of the sole executive body of a Company who is nominated by a Seller, or any of their respective Affiliates, (together, the “Interested Persons”) is interested, at any time from the date of this Agreement to the Participation Interests Transfer Date or (if later, in relation to the relevant Company) the date as of which, subject to Clause 5.8, the powers and authorities of the members of the board of directors of such Company or the person exercising the functions of the sole executive body of the Company shall be terminated, other than any transaction that is contemplated by the Agreed Contracts or any transaction to be approved or executed pursuant to this Agreement or any transaction approved or executed in accordance with the Purchaser’s Instructions (without prejudice to any claims by the Sellers to the Purchaser for a breach of this Agreement) (the “Purchaser Transactions Losses Trigger Event”).

The amount of the Purchaser Losses to be indemnified in connection with the relevant transactions under this Clause 7.1.7(A) (the “Purchaser Transactions Losses”) shall be deemed to be equal to the amount of costs and expenses incurred or to be incurred by the relevant Company in connection with such transaction or transactions less any proceeds received by such Company thereunder.

The provisions in this sub-Clause (A) shall not apply where, upon the expiry of the term specified in Clause 5.8, and provided that the Purchaser failed to perform its obligations under Clause 5.8 within the term specified therein, a Company has executed or performed (excluding the performance of the Agreed Contracts), within the term as specified in this sub-Clause (A), a transaction in which an Interested Person is interested, provided that each of the following conditions is satisfied:

(i)

the execution or performance of such transaction was reasonably required by such Company to avoid the incurrence by it of a damage or procure its compliance with the mandatory provisions of the Applicable Law, licences or other obligations of such Company;

(ii)	such transaction is an arm’s length transaction;

(iii)	in approving and executing the transaction, the members of the board of directors and the sole executive body of the Company acted reasonably and in good faith;

(B)

a Company incurs a liability to pay to any person, or a claim is made against a Company by any person for payment of, any sums in repayment of the Permitted Payables (or any part thereof), including, without limitation, any and all taxes, fines, penalty fees, costs, expenses, losses or liabilities (the “Purchaser Permitted Payables Losses Trigger Event”, and together with a Purchaser RIP Losses Trigger Event and a Purchaser Transactions Losses Trigger Event, the “Purchaser Losses Trigger Event”).

The amount of the Purchaser Losses to be indemnified in connection with the relevant Permitted Payables under this Clause 7.1.7(B) (the “Purchaser Permitted Payables Losses”, and together with the Purchaser RIP Losses and the Purchaser Transactions Losses, the “Purchaser Losses”) shall be deemed to be equal to the amount of costs and expenses incurred or to be incurred by the relevant Company in connection with or for the purpose of repayment of the Permitted Payables (or any part thereof), provided that the aggregate amount of losses to be indemnified by the Sellers under this Clause 7.1.7(B) shall be reduced by the sums actually received by the relevant Company in repayment of the Permitted Receivables (such reduced sum to be indemnified, the “Net Indemnified Amount”), and if a Company receives a sum in repayment of the Permitted Receivables after the Sellers (or any of them) provided an indemnification to the Purchaser under this Clause 7.1.7(B), the Purchaser shall repay to the Sellers (or the relevant Seller) the amount of any such indemnification payments earlier made by the Sellers (or such Seller) to the Purchaser in relation to the Purchaser Permitted Payables Losses to the extent exceeding (taking into account all other sums paid by the Sellers to the Purchaser under this Clause 7.1.7(B) and all payments received by the Companies in repayment of the Permitted Receivables) the Net Indemnified Amount.

7.1.8

The relevant Seller shall indemnify the Purchaser for the Purchaser Losses in the amount equal to a portion of the Purchaser Losses to be calculated in accordance with Clauses 7.1.4 - 7.1.7 pro rata to the Purchaser’s participation interest in the Company in respect of which such Purchaser Losses were incurred, unless the Purchaser has made any cash contributions to the assets of the relevant Company in order to finance any costs and expenses incurred or to be incurred by the Company in connection with the occurrence of a Purchaser Permitted Payables Losses Trigger Event.

7.1.9

All terms and definitions relating to taxation as used herein, including those used in this Clause 7.1 in the definition of the Purchaser Losses, shall have the meanings ascribed to them in the Tax Code of the Russian Federation.

7.1.10

Notwithstanding any provision of this Agreement to the contrary, the relevant Seller shall indemnify the Purchaser for the Purchaser Permitted Payables Losses within three (3) Business Days after the Purchaser’s relevant Claim or request.

7.2	Seller Losses

7.2.1

In accordance with Article 406.1 of the Russian Civil Code, the Purchaser shall indemnify the relevant Seller at its request for any and all losses incurred or to be incurred by the Seller and/or any of its Affiliates (including the Mechel Group companies) and/or Indemnitees (the “Seller Losses”) as a result of the occurrence of the following circumstances (the “Seller Losses Trigger Event”), in the amount to be determined under Clause 7.2.2:

(A)	in relation to each Seller:

(i)

a claim is made by the Purchaser (or any of its Affiliates) or its nominee in the management bodies of the relevant Company, including any such nominee acting on behalf and in the interests of the Company, against any Seller (or any of its Affiliates), a person Controlling any Seller, a person to whom the function of the sole executive body of the Company have been delegated as nominated by a Seller, or any member of the board of directors of the Company nominated by a Seller (the “Seller Indemnitees”), in connection with any action or omission done by any of the Seller Indemnitees as a participant, Controlling person, member of the board of directors of the Company, person exercising the functions of the sole executive body or employee of the Company at any time prior to the date of this Agreement, including a claim for the Company’s losses under Article 53.1 of the Russian Civil Code or Article 67.3(3) of the Russian Civil Code (however, without prejudice to any claim by the Purchaser to the Sellers for a breach of this Agreement, subject to limitations of liability under Clause 8);

(ii)

a claim, demand or suit is made or filed by the Purchaser (or any of its Affiliates or nominees in the management bodies of the relevant Company) in relation to the time period after the date of this Agreement against a member of the management bodies (including members of the board of directors) of the Companies nominated by a Seller and/or a person to whom the functions of the sole executive body of a Company have been delegated as nominated by a Seller, in connection with the performance by them of their functions as members of the board of directors or sole executive bodies of the Companies, including the voting for any resolution of the boards of directors of the Companies, except where such claim, demand or suit was made or filed as a result of such persons acting (i) otherwise than in good faith or (ii) contrary to the Applicable Laws or (iii) contrary to the Purchaser’s Instructions.

7.2.2	The amount of the Seller Losses to be indemnified by the Purchaser as a result of the occurrence of a Seller Losses Trigger Event shall be determined as follows:

(A)

in the case of the occurrence of a Seller Losses Trigger Event under Clause 7.2.1(A), the Seller Losses shall be deemed to be equal to the amount of all costs and expenses actually incurred or to be incurred by the Seller Indemnitees or other person a claim against whom, as set out in Clause 7.2.1(A), gives rise to the Purchaser’s indemnification obligations, in satisfaction of claims made against them in cases provided for in Clause 7.2.1(A), and all legal costs and other reasonable documented costs and expenses paid by such persons to defend themselves against such claims.

For the avoidance of doubt, any and all Seller Losses incurred or to be incurred by an Affiliate of a Seller (including the Mechel Group companies) and/or a Seller Indemnitee shall be deemed to constitute the Seller Losses incurred or to be incurred directly by the Seller and shall be subject to indemnification on a “ruble for ruble” basis.

8	LIABILITY

8.1	General

8.1.1

For any failure to perform or duly perform the respective obligations hereunder, the Parties shall be liable as provided for by this Agreement and, unless otherwise stated herein, the laws and regulations of the Russian Federation.

8.1.2	For the avoidance of doubt, the Parties shall not be liable for any lost profits hereunder.

8.1.3

The Parties agree that, in accordance with Article 396(2) of the Russian Civil Code, where a Party fails to perform and/or duly perform its obligations hereunder (including, without limitation, an obligation to refrain from certain action (restrictive covenant)), the other Party may (in addition to its other remedies under this Agreement and the Applicable Law, including default interest and damages) claim the equitable relief of specific performance or injunction (as applicable), without prejudice to any limitations of liability under Clause 8.

8.1.4	The provisions of Clauses 8.2 – 8.9 shall limit the liability of the Parties hereunder in such cases and in the manner as set out therein.

8.2	Sellers’ Liability

8.2.1

The Sellers’ obligations and liabilities under the Transactions Documents shall be several (and not joint or joint and several). Each of the Sellers shall not be liable for the other Seller’s failure to perform or duly perform its obligations hereunder or, for the avoidance of doubt, any losses resulting from a claim, demand, other action or omission of the other Seller (or any of its Affiliates).

8.2.2	The Seller shall have no liability in respect of any Claim unless a notice of such Claim is served on the Seller:

(A)	by the Purchaser (or its authorized representative);

(B)	in writing in accordance with Clause 19;

(C)	together with reasonably detailed information known to the Purchaser and the Companies;

(D)	in the case of:

(i)

a Claim under the Seller 1 Title Business Warranties and/or the Seller 2 Title Business Warranties in relation to the respective Participation Interest, subject to the completion of registration of transfer of such Participation Interest to the Purchaser in the USRLE; or

(ii)

any other Claim (other than Claims referred to in Clause 8.2.2(D)(i)), subject to the completion of registration of transfer of the Participation Interests (or, where this Agreement was partially repudiated under Clause 13.7, Participation Interest 1 and Participation Interest 2) to the Purchaser in the USRLE,

and,

(E)	with a reference to the relevant provision of this Agreement giving rise to such Claim or the applicable provision of the Applicable Law;

(F)

to the extent reasonably practicable in the circumstances, together with the serving Party’s estimate of losses to be recovered in connection with such Claim (provided that such estimate shall not be a final estimate); and

(G)	within [*****] calendar days after the Purchaser became aware of the relevant circumstance giving rise to such Claim, but in any event within:

(i)	in the case of a Claim in connection with the occurrence of a Purchaser RIP Losses Trigger Event, [*****] after the date of this Agreement;

(ii)	in the case of a Claim under the Warranties specified in section 14 of Part B (Business Warranties) of Schedule 2 (Warranties), [*****] after the date of this Agreement;

(iii)

in the case of a Claim under the Seller 1 Title Business Warranties and/or the Seller 2 Title Business Warranties and/or warranties in relation to title to the property: construction of an access railroad to the Elga coal field from the Ulak station to the Elga station; designation: railway construction, length: 317000 m; completeness: 91%; cadastral number: 0:0:0:277, as set out in paragraph 5.6 of section 5 of Part B (Business Warranties) of Schedule 2 (Warranties), [*****] after the date of this Agreement;

(iv)	in the case of any other Claim (other than Claims referred to in (i), (ii) and (iii) above), [*****] after the date of this Agreement.

The above time limits in relation to a Seller’s liability shall apply to the Seller’s liability for any Claim by the Purchaser to the Seller hereunder, however described: a claim for default interest, damages, proportional reduction of the purchase price, remediation of defects or indemnification for costs to remedy defects or any other claim or combination of claims.

If the Purchaser fails to make a Claim within the above term, such failure by the Purchaser to make such a Claim and, accordingly, to exercise its right within the said term shall be regarded by the Parties as waiver by the Purchaser of its right hereunder to make a Claim against any of the Sellers (within the meaning of Articles 450.1(6) and 450.1(7) of the Russian Civil Code).

In accordance with Article 406.1(1) of the Russian Civil Code, the Purchaser shall indemnify the relevant Seller for any and all losses incurred by such Seller or its Affiliates in connection with any Claim made by the Purchaser or its Affiliates against any of them after the expiry of the relevant term as specified in this Clause 8.2.2(G), in the amount equal to the amount of such Claim plus any legal costs and other costs and expenses incurred in connection with such Claim and the enforcement by the relevant Seller of its rights hereunder.

8.2.3

The Sellers shall not be liable under their Warranties hereunder or upon the occurrence of a Purchaser Losses Trigger Event, if the Purchaser or any Seller repudiates this Agreement for any reason as provided for by this Agreement.

8.2.4

The Seller’s maximum aggregate liability hereunder (without, however, any limitation on the Sellers’ liability for the Purchaser Permitted Payables Losses to be indemnified in excess of the following limitations) shall not exceed:

(A)	in relation to Seller 1, the amount equal to [*****] (the “Seller 1 Maximum Liability”);

(B)	in relation to Seller 2, the amount equal to [*****] (the “Seller 2 Maximum Liability”),

and payment (repayment) of such amount shall terminate and discharge all claims of the Purchaser against the Seller in connection with any existing or future claims under or in connection with this Agreement, provided that:

(C)

the maximum aggregate liability of Seller 1 upon the occurrence of a Purchaser RIP Losses Trigger Event for all Claims made by the Purchaser (1) in connection with upon the occurrence of a Purchaser RIP Losses Trigger Event and/or (2) under the Seller 1 Business Warranties in relation to taxation in connection with Seller 1’s status as participant of the Regional Investment Project, shall not exceed the RIP Limitation of Liability;

(D)	the maximum aggregate liability of each of the Sellers for all Claims under the Seller 1 Title Business Warranties or the Seller 2 Title Business Warranties shall in no event exceed:

(i)	in relation to Seller 1, the amount of [*****];

(ii)	in relation to Seller 2, the amount of [*****];

(E)

the maximum aggregate liability of each of the Sellers for all Claims (other than a Claim under the General Warranties, the Seller 1 Title Business Warranties and the Seller 2 Title Business Warranties, or a Claim in connection with the occurrence of a Purchaser RIP Losses Trigger Event, or a Claim in connection with the occurrence of a Purchaser Permitted Payables Losses Trigger Event, or a Claim for losses specified in Clause 13.15) shall in no event exceed:

(i)	in relation to Seller 1, [*****];

(ii)	in relation to Seller 2, [*****];

(F)	[*****].

8.2.5

Seller 1 shall have no liability in respect of a Claim (other than a Claim in connection with the occurrence of a Purchaser RIP Losses Trigger Event, or a Claim in connection with the occurrence of a Purchaser Permitted Payables Losses Trigger Event, or a Claim for losses specified in Clause 13.15) unless and until:

(A)	in the case of any such Claim against Seller 1, the amount of Seller 1’s liability for such Claim (including costs and expenses relating to its enforcement) exceeds [*****];

(B)	the aggregate amount of Seller 1’s liability for all Claims (provided that each such Claim meets the criteria specified in Clause 8.2.5(A)) made against it exceeds [*****],

provided that, for the avoidance of doubt, and subject to limitations on Seller 1’s liabilities as set out in Clause 8.2.4, once such threshold is exceeded, the Seller shall be liable for the entire aggregate amount and not merely for the excess.

8.2.6

The Purchaser acknowledges and agrees that neither the Sellers not any third parties give or assume any warranty, undertaking, representation, promise or any other statement in respect of the accuracy of any projections, estimates, forecasts, intentions or bona fide opinions as given to the Purchaser.

8.2.7

Notwithstanding any provision of this Agreement to the contrary, the maximum aggregate liability of the Purchaser under this Agreement shall not exceed the amount of [*****], provided that, in each case, payment (repayment) of such amount shall terminate and discharge all claims of the relevant Seller against the Purchaser in connection with any existing or future claims (the “Purchaser Maximum Liability”), and further provided that the maximum aggregate liability of the Purchaser under this Agreement for any claims that may be made by the relevant Seller to the Purchaser for indemnification of such Seller’s losses hereunder shall in no event exceed:

(i)	in relation to Seller 1’s claims, [*****];

(ii)	in relation to Seller 2’s claims, [*****].

8.3	Third Party Claims

8.3.1

Where a claim or demand is made by a third party (including the Governmental Authorities) against the Purchaser or the Company that gives or might give rise to a Claim against a Seller (a “Third Party Claim”), the Purchaser shall:

(A)

within five (5) Business Days after receipt of such Third Party Claim by the Purchaser or the relevant Company, deliver a copy of such Third Party Claim to each of the Sellers together with all information and documents as enclosed with such Third Party Claim upon its receipt by the Purchaser or such Company, and, at a Seller’s request, deliver, and procure that the Companies will deliver, to each of the Sellers, within reasonable time, all documents and information in their possession that directly relate to the Third Party Claim and as reasonably required by the Sellers to consider and resolve such Third Party Claim;

(B)

subject to Clause 8.3.6, consult, and procure that the relevant Company will consult, with the relevant Seller in relation to the resolution of such Third Party Claim and, subject to compliance by the Sellers with their obligations under Clause 8.3.1(C), provide (acting in good faith), and procure that the relevant Company will provide, to the Sellers all assistance as may be required for the resolution of such Third Party Claim; and

(C)

if so requested by a Seller, issue (and procure that the relevant Company will issue) to the Seller (or its nominee) an irrevocable power of attorney, in form and substance reasonably satisfactory to the Seller and the Purchaser, authorizing the Seller (or its nominee) to pursue such Third Party Claim, including the power to represent the Companies in a court or any other Governmental Authorities (including the power to sign a statement of defence, withdraw or admit a claim in full or in part, alter the basis of subject matter of a claim, enter into a compromise or findings of fact agreement, delegate its powers to another person (sub-delegation)), and do or procure that the relevant Company will do all other actions as may be required for comprehensive, unrestricted and continuous access of the Seller to all dispute resolution procedures in connection with such Third Party Claim. Subject to compliance by the Sellers with their obligations under this Clause 8.3.1(C), the Purchaser shall not (and shall procure that the relevant Company shall not) do anything to revoke or terminate, or challenge the validity of or declare invalid any such irrevocable power of attorney (unless there is a ground for such actions under the Applicable Law), and shall not (and shall procure that the relevant Company shall not) prevent the attorneys from exercising their powers under such irrevocable power of attorney. At a Seller’s request, upon the termination of such irrevocable power of attorney (otherwise than as a result of its challenging or its declaration invalid), the Purchaser shall issue (and procure that the relevant Company shall issue) a replacement irrevocable power of attorney.

The Sellers shall act reasonably and in good faith in the interests of the Company and the Purchaser in pursuing any Third Party Claim, and, in particular, shall not cause any damage to the Companies and the Purchaser (and its Affiliates). The Sellers agree that all costs and expenses in connection with the resolution of such Third Party Claim (including legal costs and consultants’ fees and other costs and expenses) shall be borne by the Sellers, or, where such costs and expenses are to be paid by the Purchaser or the Companies, the Sellers shall pay the amount of such costs and expenses to the Purchaser in advance at its request. If and to the extent that the Purchaser demonstrates that as a result of the Sellers’ actions, in exercising their powers under this Clause 8.3.1(C), any Company has incurred a greater loss than the loss it would have incurred had the Third Party Claim been resolved by the Company independently, the Sellers shall, at the Purchaser’s request in writing, compensate the Purchaser for such excess loss by payment of the difference to the Purchaser.

8.3.2

If, as a result of a Third Party Claim, pursuant to a binding requirement or decision of a Governmental Authority or any other person who, by virtue of any arrangements made prior to the Participation Interests Transfer Date, may exercise the direct debit rights, any amount was debited by way of direct debit from an account of any of the Companies or the Purchaser in satisfaction of a Governmental Authority’s Third Party Claim, or any cash amount is required to be paid under the Applicable Law prior to the commencement of any appeal proceedings in relation to a Governmental Authority’s Third Party Claim, the requesting Seller under Clause 8.3.1(C) shall, within ten (10) Business Days after the Purchaser’s request, pay to the Company or the Purchaser the amount that was so directly debited or that is required to be so paid, following which the relevant Third Party Claim shall be conducted and resolved in accordance with the provisions of Clauses 8.3.1 - 8.3.5.

8.3.3

Without prejudice to Clause 8.3.6, either Seller may, within ten (10) Business Days after receipt of the Purchaser’s notice, deliver to the Purchaser its proposals in writing as to the conduct of the Third Party Claim. The Purchaser may take (and procure that the Companies will take) all actions within its control to resolve the Third Party Claim as proposed by the Seller, provided that the Sellers’ liability for a Claim based on such Third Party Claim shall be reduced if and to the extent that the Sellers demonstrate that, had the Purchaser followed the Sellers’ proposals, the liability for such Third Party Claim would have been reduced. If, within ten (10) Business Days after receipt from the Purchaser of a notice of a Third Party Claim (together with information and documents that are available to the Purchaser and the relevant Company and relevant to the Third Party Claim and as reasonably required by the Seller to make the relevant determination) specifying the Purchaser’s position as to the resolution of such Third Party Claim or any other Purchaser’s notice setting out such position, the Seller do not deliver its reply to the Purchaser, the Seller shall be deemed to have agreed with the Purchaser’s position as to the resolution of such Third Party Claim.

8.3.4

Without prejudice to Clause 8.3.6, the Purchaser shall (and shall procure that the Companies shall) act in good faith in connection with the resolution of a Third Party Claim and shall not (and shall procure, to the extent it is within the Purchaser’s control, by exercising its corporate rights that the Companies shall not), without the Sellers’ prior consent in writing (such consent not to be unreasonably withheld by any Seller acting reasonably and in good faith), compromise or admit any suit, claim or demand that result or might result in the incurrence by the Purchaser and/or the Companies of any losses or damages. If no reply is provided by the Sellers within ten (10) Business Days after the Purchaser’s request for such a consent, such consent shall be deemed to be given by the Sellers.

8.3.5

Without prejudice to Clause 8.3.6, the Sellers shall have no liability (or their liability shall be reduced) for a Claim (including, without limitation, a claim by the Purchaser under any Warranties given by the Sellers or a claim by the Purchaser for indemnification of the Purchaser Losses) if and to the extent that such liability has arisen (increased) as a result of a breach by the Purchaser of the provisions of this Clause 8.3.

8.3.6	Notwithstanding any provision of Clauses 8.3.1-8.3.5 to the contrary:

(A)

if a Third Party Claim is made against the Purchaser or a Company that gives or might give rise to a Claim against Seller 1 in connection with the occurrence of a Purchaser RIP Losses Trigger Event or under the Seller 1 Business Warranties in relation to taxation in connection with Seller 1’s status as participant of the Regional Investment Project, including in connection with the commencement or in the course or upon completion of a Tax Audit; and

(B)	in relation to the Litigation,

the Purchaser shall (and shall procure that the relevant Company shall) take all reasonable measure to resolve the Third Party Claim or the Litigation taking into account the Seller’s proposals, or issue to the Seller an irrevocable power of attorney and do any other actions as required by Clause 8.3.1(C). The conduct of any proceedings in connection with any disputes and controversies in connection with such Third Party Claim or the Litigation shall be delegated solely to the Sellers who shall act reasonably and in good faith in the interests of the Company and the Purchaser and, without limitation, shall not cause any damage to the Companies and the Purchaser (and its Affiliates). The Purchaser shall (and shall procure that the Companies shall) act in good faith in connection with such Third Party Claim and in relation to the Litigation and shall not (and shall procure that the Companies shall not), without the Sellers’ prior consent in writing (such consent not to be unreasonably withheld by any Seller acting reasonably and in good faith), compromise or admit any suit, claim or demand or do any other actions that result or might result in the incurrence by the Purchaser and/or the Companies of any losses or damages in connection with such Third Party Claim or the Litigation, including as a result of any voluntary withdrawal or waiver, denial or any other termination (in full or in part) of the relevant Company’s rights and claims in the Litigation. In the case of a breach by the Purchaser of the provisions of this Clause 8.3.6, Seller 1 shall have no liability (or Seller 1’s liability shall be reduced) for the Purchaser Losses upon the occurrence of a Purchaser RIP Losses Trigger Event or under the Seller 1 Business Warranties in relation to taxation in connection with Seller 1’s status as participant of the Regional Investment Project, if and to the extent that such liability has arisen (increased) as a result of a breach by the Purchaser of the provisions of this Clause 8.3.6.

The Purchaser may revoke a power of attorney issued under this Clause 8.3.6 if, in resolving a Third Party Claim as set out in Clause 8.3.6, the Sellers act to the detriment of the relevant Company.

The Purchaser agrees that, if Seller 1 has paid the Purchaser RIP Losses under Clauses 7.1.4 and 7.1.5, it shall be deemed that, in conducting any proceedings in connection with the relevant Third Party Claim or the Litigation, the Sellers act in good faith, and that the conduct of any proceedings in connection with any disputes and controversies in connection with such Third Party Claim or the Litigation shall be delegated solely to the Sellers.

8.4	No Double Recovery

8.4.1	No Seller shall be liable in respect of any Claim to the extent that the same loss or damage has been recovered by the Purchaser under any other Claim.

8.4.2

The Parties agree that no Party shall be entitled to recover losses or damages incurred by it more than once. In the event that the other Party or any person recovers any amount of such loss (including by way of indemnification of losses) or damage on any other ground in accordance with this Agreement or any other agreement, the liability for such loss or damage under this Agreement shall be reduced proportionately.

8.4.3

If one and the same circumstance gives rise to a claim under the Warranties in accordance with Clause 6 and a claim for the Losses under Clause 7, no Party shall be entitled to make both of the two claims.

8.5	Third Party Indemnity

8.5.1

If the Purchaser and/or a Company is entitled to claim from a third party any losses or damages resulting from any event, fact or circumstance giving rise to a Claim made against the Seller hereunder, the Purchaser shall (and shall procure that the relevant Company shall) make the relevant claim for losses or damages against such third party and take all commercially reasonable measures to recover such losses or damages from the third party, including by way of applying to a court (a “Third Party Indemnity”).

8.5.2

If the relevant Seller has already paid to the Purchaser under the relevant Claim (or its part), the Purchaser shall (and shall procure that the relevant Company shall), within ten (10) Business Days after the actual receipt of the amount of the Third Party Indemnity, repay to the Seller the amount of such Claim not exceeding the amount of the Third Party Indemnity actually received by the Purchaser or the Company from the relevant third party.

8.6	Seller’s Right to Remedy

8.6.1

A Seller shall have no liability for a Claim where the circumstance giving rise to the Claim is remediable and remedied by the Seller (i) in such a way as if there was no circumstance giving rise to the Claim, and (ii) in accordance with the Applicable Law, within one hundred and fifty (150) Business Days after the Claim was served by the Purchaser hereunder, where the Claim was made by the Purchaser in connection with a Governmental Authority’s claim, or one hundred and fifty (150) calendar days after the Claim was served by the Purchaser hereunder, where the Claim was made by the Purchaser in connection with a third party claim.

8.7	Purchaser’s Knowledge and Disclosure

8.7.1	A Seller shall not be liable for the inaccuracy of any Warranty given by it, if:

(A)	information on such inaccuracy was disclosed in this Agreement or any other Transaction Document;

(B)	information on such inaccuracy was disclosed in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter;

(C)

information on such inaccuracy or any facts, events or circumstances demonstrating such inaccuracy was discovered by the Purchaser or its consultants, acting reasonably and taking into account the contents of the relevant documents, in reviewing the documents downloaded by the Sellers, the Companies and/or their representatives/employees onto the Data Rooms, other than any facts, events or circumstances demonstrating an inaccuracy of the Seller 1 Title Business Warranties and/or the Seller 2 Title Business Warranties and the warranty in paragraph 5.6 of section 5 of Part B (Business Warranties) in relation to Company 2’s title to the property: construction of an access railroad to the Elga coal field from the Ulak station to the Elga station; designation: railway construction, length: 317000 m; completeness: 91%; cadastral number: 0:0:0:277, whose inaccuracy may only be disclosed in the Disclosure Letters;

(D)	the Purchaser or its consultants acting reasonably could discover such inaccuracy by conducting the search in the following publicly available sources:

i.    the e-version of the USRLE, available at: http://www.nalog.ru/;

ii.    the official source of published information on corporate bankruptcies, available at: http://www.kommersant.ru/bankruptcy/;

iii.    the official case files of federal arbitration courts of the Russian Federation, available at: http://kad.arbitr.ru/;

iv.    the Unified Federal Register of Information on Significant Events in Operations of Legal Entities, Individual Entrepreneurs and Other Persons Involved in Business Activities, available at: https://fedresurs.ru/;

v.    the Register of Notices of Pledge of Moveable Assets, available at: https://www.reestr-zalogov.ru/state/index.

8.8	Purchaser’s Duty to Mitigate

8.8.1	If any circumstance occurs giving rise to a Claim against a Seller, the Purchaser shall:

(A)

(and procure that the relevant Company shall) take all commercially reasonable steps to mitigate the Companies’ and the Purchaser’s losses and damages in connection with the occurrence of such circumstance;

(B)	(and procure that the Companies shall) act reasonably and in good faith in connection with the occurrence of such circumstance;

(C)

not exercise any civil rights (including its rights under this Agreement or any other Transaction Document) solely with a view to cause damage to a Seller and/or the Companies, or act in circumvention of the law or otherwise knowingly abuse its civil rights (including its rights under this Agreement).

8.8.2

The Purchaser shall, and shall procure that the Company shall, deliver to the Seller all documents and information available to them in relation to the Claim, unless the delivery of such documents and information is contrary to the Purchaser’s and/or the Companies’ public duties (including, without limitation, the duty to protect personal data) or the Purchaser’s and/or the Companies’ obligations to third parties (including, without limitation, a confidentiality undertaking). The Purchaser shall, and shall procure that the Company shall, take all reasonable actions to obtain all necessary consents and permits from third parties in order to perform its delivery obligations hereunder.

8.8.3

A Seller may provide its comments in relation to any Claim. If no objections as to the circumstances described in the Claim have been raised by a Seller, this shall not be regarded as the Seller admitting its liability for such Claim.

8.8.4

A Party shall have no liability under this Agreement to another Party where action resulting in the breach of this Agreement has been done by such Party in accordance with this Agreement or any other Transaction Document or with consent in writing or at the request in writing of the other Party or (subject to prior notice to the other Party, where possible) in accordance with the mandatory provisions of the Applicable Law or binding requirements of a Governmental Authority or a third party.

8.8.5

The amount of a Party’s liability to the other Party shall be reduced if and to the extent that the other Party or a Company (where such other Party exercises Control over the Company) has contributed to an increase of the amount of the relevant loss or damage, excluding any reasonable and lawful actions of such other Party or the Company (where such other Party exercises Control over the Company) taken to remedy the circumstances giving rise to such losses or damages.

8.9	Payments in Satisfaction of Claims

8.9.1

Any sum to be paid by a Seller to the Purchaser in relation to a Claim made under this Agreement shall be paid by the Seller to the Purchaser within fifty (50) calendar days after such sum becomes due and payable by the Seller.

9	TRANSACTIONS SIMULTANEOUS

9.1

The Parties agree that, without prejudice to Clause 13.7, the completion of the Transaction in relation to Participation Interest 1 only or Participation Interest 2 only or Participation Interest 3 only shall be considered to not have taken place unless the Transaction shall have taken place in relation to all the Participation Interests (Participation Interest 1, Participation Interest 2 and Participation Interest 3) simultaneously.

9.2

If the Purchaser becomes entitled, pursuant to the provisions of this Agreement or the Applicable Law, to terminate, or declare invalid, or repudiate, this Agreement, the Purchaser shall only do so by written notice to each of Seller 1 and Seller 2 in relation to all the Participation Interests, without prejudice to the Purchaser’s right of partial repudiation under Clause 13.7.

9.3

If a Seller becomes entitled, pursuant to the provisions of this Agreement or the Applicable Law, to terminate, or declare invalid, or repudiate, this Agreement, the Seller shall only do so by written notice to each of the Purchaser and the other Seller in relation to all the Participation Interests, without prejudice to the Purchaser’s right of partial repudiation under Clause 13.7.

10	CONFIDENTIALITY

10.1

The Parties shall not to disclose, directly or indirectly, communicate, publish, transfer or make use of any confidential information provided by the Parties to each other in any form, as set out in Clauses 10.2 – 10.4 (the “Confidential Information”), whether in their own interests or in the interests of a third party, and shall not permit an unauthorized use of the Confidential Information, other than with the disclosing Party’s consent in writing, unless and to the extent that:

(A)	such disclosure is required by the Applicable Law;

(B)

such disclosure is made to any consultants involved in the preparation of this Agreement (or any agreement or contract to be executed hereunder), in the course of negotiations relating to the execution, amendment, performance or termination of this Agreement (or any agreement or contract to be executed hereunder), or to credit institutions and auditors, provided that, in each case, the persons to whom the disclosure is made shall undertake to keep such information confidential on and subject to the terms that are identical to the terms of this Agreement;

(C)

such disclosure of information relating to this Agreement (or any agreement or contract to be executed hereunder) is made between the Parties’ affiliates or employees or their affiliates involved in the preparation of this Agreement (or any agreement or contract to be executed hereunder) or the negotiations relating to the execution, amendment, performance or termination of this Agreement (or any agreement or contract to be executed hereunder), provided that, in each case, the persons to whom the disclosure is made shall undertake to keep such information confidential on and subject to the terms that are identical to the terms of this Agreement;

(D)	such disclosure is made by the Party in order to enable it to perform its obligations and/or protect its rights hereunder;

(E)	such disclosure is required by a Party to exercise its rights as participant in the Company;

(F)

such disclosure is made in connection with an assignment by the Party of its rights hereunder in accordance with the terms of this Agreement to a potential transferee, provided that such potential transferee shall undertake to keep such information confidential on and subject to the terms that are identical to the terms of this Agreement;

(G)	the relevant information became known to the Party prior to its receipt from the other Party without a breach of confidentiality undertakings and is not subject to confidentiality obligations;

(H)	the relevant information is in the public domain or comes into the public domain other than as a result of a breach of this Agreement;

(I)	such disclosure is required to be made, or access to such information may not be restricted, in accordance with the Applicable Law;

(J)

such disclosure is made to a Party’s auditors, professional consultants, financiers or rating agencies and/or their respective Affiliates, provided that the persons to whom the disclosure is made shall undertake to keep such information confidential on and subject to the terms that are identical to or more strict than the terms of this Agreement;

(K)	such disclosure is made to a stock exchange on which Parties’ shares and/or their Affiliates’ shares (including NYSE, the Moscow Stock Exchange) are traded, or any controlling institutions.

10.2	Each of the Parties undertakes to keep in strict confidentiality any information that:

(A)	it may have or receive prior to or after the date of this Agreement in relation to customers, business, assets or operations of any other Party; and

(B)	is relevant to the contents of this Agreement (or any other Transaction Document).

For the avoidance of doubt, the provisions of this Clause 10.2 shall not apply to any permitted disclosure of Confidential Information by a Party under Clause 10.1.

10.3

The Purchaser undertakes to keep in strict confidentiality any information that it may have or receive prior to or after the date of this Agreement in relation to assets and businesses of the Companies.

The confidentiality obligations under this Clause 10.3 shall terminate as of the Participation Interests Transfer Date or (in relation to Company 1 and Company 2) the Participation Interest 1 and Participation Interest 2 Transfer Date, where the right to partially repudiate is exercised by Seller 2 and the Purchaser under Clause 13.7.

For the avoidance of doubt, the provisions of this Clause 10.3 shall not apply to any permitted disclosure of Confidential Information by the Purchaser under Clause 10.1.

10.4	The Sellers undertake to keep in strict confidentiality any information that it may have or receive prior to or after the date of this Agreement in relation to assets and businesses of the Companies.

The confidentiality obligations under this Clause 10.4 shall become effective as of the Participation Interests Transfer Date or (in relation to Company 1 and Company 2) the Participation Interest 1 and Participation Interest 2 Transfer Date, where the right to partially repudiate is exercised by Seller 2 and the Purchaser under Clause 13.7. The confidentiality obligations under this Clause 10.4 shall terminate as of the date of repudiation of this Agreement by the Sellers under Clause 13.6 or, in relation to Seller 2, the date of repudiation of this Agreement by each of Seller 2 and the Purchaser under Clause 13.7.

For the avoidance of doubt, the provisions of this Clause 10.4 shall not apply to any permitted disclosure of Confidential Information by the Sellers under Clause 10.1.

10.5

Without prejudice to Clauses 10.1, 10.2 and 10.3, Seller 1 and Seller 2 shall reserve the right to disclose, and/or consent to the disclosure by Mechel PAO of this Agreement as may be required by a stock exchange (including NYSE, the Moscow Stock Exchange) on which Mechel PAO shares are traded or any controlling institutions, where such disclosure is required by their respective rules.

10.6	Without prejudice to Clauses 10.3 and 10.4, the restrictions under this Clause 10 shall apply to each of the Parties indefinitely.

10.7	In case of a breach by a Party of the provisions of this Clause 10, such Party shall compensate the other Party for any and all losses suffered by the other Party as a result of such breach.

11	PUBLIC ANNOUNCEMENTS

Mechel, of whom Seller is an affiliate, is a public company whose shares are listed on the Moscow Stock Exchange and the New York Stock Exchange. Accordingly, Mechel and its Affiliates are subject to the relevant regulators’ rules of disclosure in respect of information about significant event in their operations. In order to avoid a violation of such disclosure requirements (including the requirement to procure equal access to information to all market participants), the first announcement by the Parties in relation to this Agreement and/or by Mechel in relation to the Transaction shall be made by them jointly and simultaneously. The announcement shall be made in the form of a press release agreed by both Parties and shall be in two languages, Russian and English. The Parties shall procure that such information is simultaneously published in the news feed of the principal global and Russian news agencies (Bloomberg, Reuters, Interfax, RIA Novosti, ITAR-TASS). It shall not be permitted to make any public announcements or press releases in respect of or otherwise disclose information relating to the execution of this Agreement prior to such official disclosure. The disclosing Party shall deliver a draft of such disclosure to the other Party and shall take into account any comments made by the other Party in relation to the contents and form of such disclosure. For the avoidance of doubt, none of the Parties shall make any such disclosure other than in the agreed form. Upon the satisfaction by Mechel and the Seller of their disclosure obligations in relation to the Transaction in accordance with the regulators’ rules, the Parties shall be entitled to make any public announcements and press releases and disclose information without any restrictions and without the other Parties’ consent.

12	SET OFF

In accordance with Article 411 of the Russian Civil Code, none of the Parties may effect any set-off (whether or not the relevant claims are based on the same grounds and whether or not they have become due and payable), deduction or withholding of any kind (including any present or future taxes, accruals, levies, withholdings or similar charges of any kind).

13	TERM, AMENDMENT AND TERMINATION

13.1	This Agreement shall become effective as of the date of its notarization and shall remain in full force and effect until the performance by the Parties of the respective obligations hereunder in full.

13.2	The Parties may at any time terminate this Agreement by mutual agreement, provided that such agreement shall be in writing and signed by or on behalf of each of the Parties and notarized.

13.3

Unless this Clause 13 provides otherwise, the Parties agree, to the maximum extent permitted by the law, to disapply the following remedies hereunder and further agree, in accordance with Article 450.1(6) and Article 450.1(7) of the Russian Civil Code, to waive the following rights/remedies (if any) available to the Parties as of the first anniversary of execution of this Agreement and/or the date as of which the Parties incur the respective obligations giving rise to such rights/remedies:

(A)

the repudiation of (unilateral refusal to perform) this Agreement in full or in part, and the right to require amendment or termination of this Agreement in a court (including in accordance with Articles 310, 328, 431.2, 450(2), 450.1, 475, 486 and 489 of the Russian Civil Code); and

(B)	the termination of this Agreement due to a material change in circumstances (in accordance with Article 451 of the Russian Civil Code).

13.4

The Parties acknowledge and agree that an outbreak and/or spread of potentially dangerous infectious diseases creating a public health hazard, i.e. an infectious disease attacking humans with severe symptoms and high mortality and disability rates and fast spread among people (epidemics), or a pandemic or the introduction of certain measures in one or more jurisdictions in connection with such events, including as a result of the 2019-nCoV outbreak and spread, shall not constitute a material change in circumstances (within the meaning of Article 451 of the Russian Civil Code) and shall not give rise to the right to require termination or amendment of or to repudiate (refuse to perform) this Agreement.

13.5	The Parties agree that none of the Parties shall be entitled to terminate this Agreement, without prejudice to its right to repudiate (refuse to perform) this Agreement under Clauses 13.6 and 13.7.

13.6	If:

(i)	within one hundred and twenty (120) calendar days after the date of this Agreement, the Participation Interest 1 and Participation Interest 2 Transfer Date has not occurred; or

(ii)

at least five (5) Business Days prior to the expiry of the deposit term for the keeping of the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price on the Escrow Account (provided that by that time the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price have not been paid to the Sellers in accordance with the provisions of this Agreement and the Escrow Agreement), the Escrow Agreement is terminated for any reason, or the Participation Interest 1 Purchase Price (or any part thereof) or the Participation Interest 2 Purchase Price (or any part thereof) is not kept on the Escrow Account (e.g., if it was repaid by the Escrow Agent to the Purchaser or its nominee), the Sellers may, acting jointly and at their own discretion, repudiate (refuse to perform) this Agreement, and, in such case, this Agreement shall be deemed to be terminated in respect of all Parties as of the date of receipt by the Purchaser from the Sellers of their written notice.

For the avoidance of doubt, the terms as set out in this Clause 13.6(i) shall be suspended unless and until the registration of transfer of title to the Participation Interests in the USRLE or other registrations in relation to the Participation Interests are completed or suspended pursuant to any decision issued by the Governmental Authorities in connection with an outbreak and/or spread of potentially dangerous infectious diseases creating a public health hazard, i.e. an infectious disease attacking humans with severe symptoms and high mortality and disability rates and fast spread among people (epidemics), or a pandemic and/or the introduction of certain measures in the Russian Federation in connection with such events, including as a result of the 2019-nCoV outbreak and spread in the Russian Federation.

Promptly upon (to the extent practicable, and in any event within five (5) Business Days after) the receipt by the Purchaser of the Sellers’ written notice of repudiation, the Parties shall, as a consequence of such termination of this Agreement, repay and return everything received by them from each other hereunder prior to such termination, including: (1) the return by the Purchaser to the relevant Seller of the relevant Participation Interests that were earlier transferred to the Purchaser hereunder; and (2) release, and all necessary actions required to be done for the release by the Escrow Agent, of the Participation Interests Purchase Price to the Purchaser, to the extent such Participation Interests Purchase Price was earlier paid to the Escrow Account, and/or the repayment of the Participation Interests Purchase Price (or its part) actually received by the Sellers or any of them (including to their pledge accounts) hereunder (the “Restitution”). For the avoidance of doubt, if none of the Sellers has actually received (including to its pledge account) by then the relevant portion of the Participation Interests Purchase Price (or its part) that was due to it from the Purchaser and/or the Escrow Agent, the Sellers’ obligation as part of the Restitution to repay the Participation Interests Purchase Price to the Purchaser shall be confined to their obligation to execute the relevant Seller’s instructions (if required under the terms of the Escrow Agreement) to the Escrow Agent to release the Participation Interest Purchase Price to the Purchaser.

As part of the Restitution, the Purchaser shall return all the Participation Interests to Seller 1 and Seller 2 if, in relation to any of the Participation Interests, an entry was made in the USRLE in relation to the transfer of title to such Participation Interest to the Purchaser.

Promptly upon (and in any event within five (5) Business Days after) the receipt by the Purchaser of the Sellers’ notice of repudiation under this Clause 13.6, the Parties agree to do and execute all necessary actions and agreements and other documents as may be required to effect the Restitution, including:

(A)

the repayment and return to each other, without any retention, everything received by them from each other hereunder (for the avoidance of doubt, Article 328(3) of the Russian Civil Code shall not apply), including the return to the relevant Seller of the relevant Participation Interests, free and clear of any Encumbrances (other than the Permitted Encumbrances), and the release of the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price from the Escrow Account to the Purchaser; and

(B)

the execution and performance of all necessary documents and actions as may be required in connection with the return and repayment of everything received by the Parties from each other hereunder and termination of this Agreement, including, if so required by a notary and reasonably requested by the Sellers for the purpose of state registration of transfer of the relevant Participation Interests back to Seller 1 or Seller

2 in the USRLE, the execution, notarization and performance of an agreement in relation to the return and repayment of everything received by the Parties from each other hereunder in the form set out in Schedule 3 (Form of Restitution Agreement) hereto (the “Restitution Agreement”).

Subject to Clause 13.16 and without prejudice to any other remedies available to the Parties under this Agreement and the Applicable Law, if the Restitution and the specific performance of the Purchaser’s obligation to return the relevant Participation Interest to the relevant Seller is not possible, the Purchaser shall compensate the relevant Seller for the value of such Participation Interest in the amount equal to the relevant portion of the Participation Interest Purchase Price as attributable to such Participation Interest.

13.7

The Parties agree that, if (i) the state registration of transfer of Participation Interest 3 from Seller 2 to the Purchaser has not occurred within two (2) months after the date of this Agreement, and (ii) the Participation Interest 1 and Participation Interest 2 Transfer Date has occurred, then Seller 2 and the Purchaser may, by agreement, repudiate (refuse to perform) this Agreement (in relation to the Purchaser, such repudiation shall constitute the partial termination of this Agreement), provided that neither the Participation Interests Transfer Date nor the Participation Interest 1 and Participation Interest 2 Transfer Date has occurred on or before the date of such repudiation, and, in case of a repudiation under this Clause 13.7, this Agreement shall be deemed to be terminated in full in relation to Seller 2 (including any obligations and liabilities of Seller 2 in relation to the relevant Warranties) and in relation to the Purchaser, to the extent relating to payment of the Participation Interest 3 Purchase Price, as of the date of receipt by the relevant Party of the written notice of repudiation. As of the date of repudiation of this Agreement under this Clause 13.7, Seller 2’s aggregate liability hereunder equals to (1) ruble.

13.8

The Parties acknowledge and agree that a refusal by the Registration Authority to make an entry in the USRLE in relation to the transfer of Participation Interest 3 from Seller 2 to the Purchaser or a suspension by the Registration Authority of the state registration of transfer of Participation Interest 3 from Seller 2 to the Purchaser shall not constitute a material change in circumstances (within the meaning of Article 451 of the Russian Civil Code) and shall not give rise to the right to require termination or amendment of or repudiation (refusal to perform) of this Agreement (other than the right to repudiate under Clause 13.7) or prevent the execution of the Transaction (including in relation to payment of the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price) in relation to Participation Interest 1 and Participation Interest 2.

13.9

In accordance with Article 301(3) of the Russian Civil Code, the right to repudiate (refuse to perform) or unilaterally amend this Agreement shall be vested on each of the Parties (and the right to repudiate (refuse to perform) this Agreement by agreement under Clause 13.7 shall be vested on Seller 2 and the Purchaser) under this Clause 13 for no consideration in the form of any payment or any other consideration due to other Parties. For the avoidance of doubt, in accordance with Article 452(1) of the Russian Civil Code, a unilateral amendment of this Agreement by a Seller and/or the Purchaser and the repudiation of this Agreement by a Seller or the Purchaser (in full or in part) (or its repudiation under Clause 13.7) under this Clause 13 shall not require notarization.

13.10

The Parties agree that, for the purpose of the Restitution, the Parties may require the return of everything delivered by them in performance of their obligations hereunder prior to the termination of this Agreement (in particular, without limitation, each Seller may require that any Participation Interest earlier transferred by it to the Purchaser shall be transferred back to such Seller).

13.11

Subject to Clause 13.16, the Parties agree that the Sellers’ obligations to perform any actions for the purpose of the release of any amounts from the Escrow Account to the Purchaser as part of the Restitution shall be conditional upon the performance by the Purchaser of its obligation to return to Seller 1 and Seller 2 the Participation Interests that are shown in the USRLE as participation interests owned by the Purchaser and the making of an entry in the USRLE showing that all the Participation Interests are owned by Seller 1 and Seller 2, as applicable. The provisions of this Clause 13 in relation to the Restitution, the Restitution Agreement and an Irrevocable Offer shall also apply if, after the execution and performance of the Restitution Agreement or the acceptance of an Irrevocable Offer in relation to the Participation Interests that are shown in the USRLE as participation interests owned by the Purchaser, an entry shall be made in the USRLE about the transfer to the Purchaser of title to a Participation Interest whose transfer to the Purchaser was previously refused or suspended.

13.12

The provisions of this Clause 13 in relation to the Restitution and the return of everything received by the Parties from each other hereunder shall survive the termination of this Agreement for any reason.

13.13	Without prejudice to Clause 13.6,

(1)

to procure that the Restitution is duly effected, the Purchaser hereby grants to the Sellers, by way of an irrevocable offer incorporated in this Clause 13.13, an option to execute a termination agreement between the Purchaser and the Sellers in relation to this Agreement in respect of Participation Interest 1, Participation Interest 2 and Participation Interest 3 on the terms set out in this Clause 13.13; and

(2)

to procure that the Restitution is duly effected, the Sellers hereby grant to the Purchaser, by way of an irrevocable offer incorporated in this Clause 13.13, an option to execute a termination agreement between the Purchaser and the Sellers in relation to this Agreement in respect of Participation Interest 1, Participation Interest 2 and Participation Interest 3 on the terms set out in this Clause 13.13;

(in each case, an “Irrevocable Offer”), provided that:

(A)

the provisions of this Clause 13.13 shall constitute an agreement to grant an option to execute a contract under Article 429.2 of the Russian Civil Code and relate to each of the options contemplated by this Clause 13.13;

(B)	each of the options contemplated by this Clause 13.13 shall be incorporated into this Agreement (in accordance with Article 429.2(6) of the Russian Civil Code);

(C)	each of the options contemplated by this Clause 13.13 shall be an option granted for no consideration;

(D)	the Parties agree that an Irrevocable Offer may be accepted:

(i)

by the Sellers upon the expiry of five (5) Business Days after the receipt by the Purchaser from the Sellers of their written notice of repudiation under Clause 13.6, provided that title to either Participation Interest 1 or Participation Interest 2 (but, for the avoidance of doubt, not to both) was transferred to the Purchaser on or before the date of acceptance of the Irrevocable Offer and irrespective of whether or not title to Participation Interest 3 was transferred to the Purchaser, and further provided that as at the date of such acceptance of the Irrevocable Offer the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price were not transferred from the Escrow Account to Seller 1’s pledge account and/or the Seller 1 Account and were not paid by the Purchaser to Seller 1 (in each case, as evidenced by documents specified in (F) below);

(ii)

by the Purchaser upon the expiry of thirty (30) calendar days after the receipt by the Purchaser from the Sellers of their written notice of repudiation under Clause 13.6, provided that title to either Participation Interest 1 or Participation Interest 2 (but, for the avoidance of doubt, not to both) was transferred to the Purchaser on or before the date of acceptance of the Irrevocable Offer and irrespective of whether or not title to Participation Interest 3 was transferred to the Purchaser, and further provided that as at the date of such acceptance of the Irrevocable Offer the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price were not transferred from the Escrow Account to Seller 1’s pledge account and/or the Seller 1 Account and were not paid by the Purchaser to Seller 1 (in each case, as evidenced by documents specified in (F) below),

(in each case, a “Trigger Event”), and, for the avoidance of doubt, upon the occurrence of a Trigger Event, the termination agreement in relation to this Agreement to be executed by way of acceptance of the Irrevocable Offer shall apply to Participation Interest 1 and/or Participation Interest 2 and Participation Interest 3 (as applicable under this Clause 13.13);

(E)	an Irrevocable Offer may be accepted by the relevant Party within twelve (12) months after the date of this Agreement, subject to the provisions of Clause 13.13(D);

(F)	the Parties agree that, in order to demonstrate the occurrence of a Trigger Event, a Party shall deliver to the notary each of the following documents:

(i)

an electronic extract from the USRLE showing that the title to Participation Interest 1 (or part thereof) or Participation Interest 2 (or part thereof) was transferred to the Purchaser at any time from the date of this Agreement to the date of acceptance of the Irrevocable Offer;

(ii)

an electronic extract from the USRLE showing that as at the date of such acceptance of the Irrevocable Offer Seller 1 is registered as the owner of Participation Interest 2 (if the extract delivered under sub-paragraph (i) above shows that the title to Participation Interest 1 was transferred to the Purchaser) or the owner of Participation Interest 1 (if the extract delivered under sub-paragraph (i) above shows that the title to Participation Interest 2 was transferred to the Purchaser);

(iii)

a copy (certified by the relevant Party’s authorized representative and bearing the corporate seal of the relevant Party) of the Sellers’ written notice of repudiation under Clause 13.6, together with an evidence in writing of the receipt by the Purchaser of such notice in accordance with the provisions of Clause 19;

(iv)

the Escrow Agent’s notices in writing in the form as set out in Schedule 5 hereto, evidencing that the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price were not transferred from the Escrow Accounts to Seller 1’s pledge accounts and/or the Seller 1 Account as at the date of such acceptance of the Irrevocable Offer;

(v)

a certificate in writing of the accepting Party certifying that the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price were not paid to Seller 1 (including to its pledge accounts) by the Escrow Agent or the Purchaser as at the date of such acceptance of the Irrevocable Offer;

(G)	the material terms of a termination agreement in relation to this Agreement to be executed by way of acceptance of an Irrevocable Offer:

(i)	the relevant Parties shall confirm the termination of this Agreement as of the date of receipt by the Purchaser of the Sellers’ notice of repudiation under Clause 13.6;

(ii)

the Participation Interests in respect of which an entry was made in the USRLE, at any time from the date of this Agreement to the date of acceptance of the Irrevocable Offer, showing that such Participation Interests are owned by the Purchaser (and such Participation Interests were acquired by the Purchaser in pursuance of this Agreement), shall be returned to the relevant Seller free and clear of any Encumbrances (other than the Permitted Encumbrances) as a result of the termination of this Agreement, in particular:

•	if title to Participation Interest 1 only was transferred to the Purchaser, then Participation Interest 1 shall be transferred back to Seller 1;

•	if title to Participation Interest 2 only was transferred to the Purchaser, then Participation Interest 2 shall be transferred back to Seller 1;

•

if title to Participation Interest 1 and Participation Interest 3 was transferred to the Purchaser, then Participation Interest 1 shall be transferred back to Seller 1 and Participation Interest 3 shall be transferred back to Seller 2;

•

if title to Participation Interest 2 and Participation Interest 3 was transferred to the Purchaser, then Participation Interest 2 shall be transferred back to Seller 1 and Participation Interest 3 shall be transferred back to Seller 2,

(and, for the avoidance of doubt, the terms of an Irrevocable Offer and a termination agreement in relation to this Agreement to be executed by way of acceptance of an Irrevocable Offer, as set out in this Clause 13.13, shall apply as relevant as listed in this sub-paragraph (ii));

(iii)

provided that as a result of acceptance of the Irrevocable Offer the relevant Seller has become the owner of the relevant Participation Interest (as set out in the sub-paragraph above), the relevant Parties shall do all necessary actions as may be required to procure the release and transfer of the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price from the Escrow Account by the Escrow Agent to the Purchaser, to the extent the Participation Interest 1 Purchase Price and the Participation Interest 2 Purchase Price have been earlier deposited to the Escrow Account, and/or the relevant Seller shall repay to the Purchaser the Participation Interests Purchase Price (or its relevant part) actually received by such Seller (including to its pledge accounts) under this Agreement;

(iv)

subject to and without prejudice to Clause 13.14, the Parties agree that the provisions of a termination agreement in relation to this Agreement to be executed by way of acceptance of an Irrevocable Offer shall be without prejudice to any other remedies available to the Parties under this Agreement and the Applicable Law;

(v)	the liability of the Purchaser under a termination agreement in relation to this Agreement to be executed by way of acceptance of an Irrevocable Offer shall be limited as set out in Clause 13.16;

(H)

For the avoidance of doubt, and without prejudice to the last paragraph of Clause 13.6, the Parties agree that a termination agreement in relation to this Agreement to be executed by way of acceptance of an Irrevocable Offer shall constitute a disposal transaction (the return and repayment by the Purchaser to the relevant Seller or the Sellers) in relation to the disposal under Article 21(11)(1) of the LLC Law of a participation interest in the charter capital of a company (Participation Interest(s)) owned, according to the USRLE, by the Purchaser as at the date of acceptance of the Irrevocable Offer. In accordance with the provisions of Article 21(11)(4) and Article 21(11)(5) of the LLC Law, the Sellers (in the case set out in Clause 13.13(1)) or the Purchaser (in the case set out in Clause 13.13(2)) may accept an Irrevocable Offer, subject to notarization of such acceptance. An Irrevocable Offer shall be deemed to be accepted upon the notarization of such acceptance. Upon such notarization, the notary shall, within two (2) Business Days of such notarization, deliver a notice of acceptance to the offeror (i.e., the Purchaser or the Sellers, as applicable);

(I)	the relevant Participation Interest shall be transferred from the Purchaser to the relevant Seller upon the making of the relevant entry in the USRLE;

(J)

for the avoidance of doubt, the provisions of this Clause 13.13 shall constitute an irrevocable offer, within the meaning of Article 429.2 of the Russian Civil Code, containing all material terms and conditions of the termination agreement in relation to this Agreement;

(K)	the Parties may not assign all or some of their respective rights under this option to any third party without the other Parties’ prior consent in writing.

The provisions of this Clause 13.13 shall survive the termination of this Agreement.

13.14

The Sellers acknowledge and agree that, if the Purchase performs its obligations to return any Participation Interests (or its respective part) under this Agreement or the Restitution Agreement or otherwise as a result of termination of this Agreement, the relevant obligations of the Purchaser to return such Participation Interests (or its respective part) on any ground shall terminate.

The provisions of this Clause 13.14 shall survive the termination of this Agreement.

13.15

In accordance with Article 406.1 of the Russian Civil Code, the Sellers shall indemnify the Purchaser at its request for any and all losses incurred or to be incurred by the Purchaser in connection with any claim or demand made against the Purchaser or any of its Affiliates by any of the Sellers, the Mechel Group companies or their Affiliates for the return of a Participation Interest (or any part thereof) or the repayment of its value to a Seller under the Restitution Agreement or any provisions of the Applicable Law relating to the consequences of termination of this Agreement or as a result of acceptance of an Irrevocable Offer, where such claim or demand is made or shall be satisfied after the Purchaser has already returned such Participation Interest (or its part) to the relevant Seller or repaid the full value of such Participation Interest (or the relevant part of the Participation Interest Purchase Price as attributable to such Participation Interest (or its part)) to the Seller and such claim or demand result in the incurrence by the Purchaser of a repeated obligation to return the same Participation Interest (or its part) or repay the value of such Participation Interest (or its part) to a Seller. In this case, the amount of the Purchaser’s losses shall be deemed to be equal to the amount of costs and expenses paid by the Purchaser in connection with the incurrence of such a repeated obligation to return the same Participation Interest (or its part) or repay the value of such Participation Interest (or its part) to a Seller, plus any legal costs and other reasonable documented costs and expenses paid by the Purchaser to defend itself against such claims or demands for double (repeated) recovery. For the avoidance of doubt, the Purchaser shall be fully indemnified for the losses as specified in this Clause, notwithstanding the provisions of Clauses 8.2.4-8.2.5 and other provisions of this Agreement to the contrary.

The provisions of this Clause 13.15 shall survive the termination of this Agreement.

13.16

The Parties agree that the Purchaser shall not be liable (and shall not be liable to pay any compensation) to the Sellers for any failure to return the relevant Participation Interest (or its part) to the relevant Seller as part of the Restitution or under the Restitution Agreement or as a result of acceptance of an Irrevocable Offer or for the return the relevant Participation Interest (or its part) subject to any Encumbrance, other than the Permitted Encumbrances, if and to the extent that such failure or Encumbrance results from any loss or restriction of its rights in relation to, or any Encumbrance over, the relevant Participation Interest (or its part) as a result of:

(A)

the effect of any circumstances evidencing that any of the Seller 1 Title Business Warranties (in relation to Participation Interest 1 and/or Participation Interest 2) or the Seller 2 Title Business Warranties (in relation to Participation Interest 3) is untrue or inaccurate; and/or

(B)	the enforcement of any of the Permitted Encumbrances in relation to any Participation Interest (or its part); and/or

(C)

the existence or effect of any other circumstances occurring prior to the date of this Agreement (other than any such circumstances resulting from any actions or omission of the Purchaser and its Affiliates) or resulting from any actions or omission of the Sellers, the Mechel Group companies and/or any of their Affiliates.

The provisions of this Clause 13.16 shall survive the termination of this Agreement.

14	ASSIGNMENT AND SUCCESSORS

14.1	This Agreement shall be binding on and inure to the benefit of the successors of the Parties.

14.2

Without prejudice to Clause 14.3, no Party may without the other Parties’ prior consent in writing assign, transfer or otherwise dispose of or grant any Encumbrance over all or any of its rights and/or obligations under this Agreement.

14.3

The Sellers may, without the consent of the Purchaser, assign or grant any security interest over its rights to receive the Participation Interests Purchase Price under this Agreement to GPB Bank (JSC) and/or VTB Bank.

15	PAYMENTS

15.1	Unless otherwise expressly provided for by this Agreement, any payment to be made by a Party to another Party under this Agreement, shall be made by electronic transfer to:

(A)	in relation to a payment to be made to Seller 1 - the Seller 1 Account or (to the extent required by Clause 3.2.2) the relevant pledge account of Seller 1;

(B)

in relation to a payment to be made to Seller 2 - the Seller 2 Account or any other account as notified by Seller 2 to the Purchaser and the Escrow Agent for this purpose in writing at least five (5) Business Days prior to the date of payment;

(C)

in relation to a payment to be made to the Purchaser - the Purchaser Account or any other account as notified by the Purchaser to the Sellers for this purpose in writing at least five (5) Business Days prior to the date of payment, and an obligation to make such payment shall be deemed to be duly discharged as of the time to be determined in accordance with the Applicable Law and the applicable provisions of the Escrow Agreement (the “Payment Obligation Discharge”).

15.2	An obligation to pay shall be deemed to be duly discharged upon the Payment Obligation Discharge.

16	COSTS

16.1

Except as provided otherwise in this Agreement, each Party shall pay the costs of its legal advisers, auditors, accountants and other persons and all costs and expenses incurred by it in connection with the preparation and performance of the Transaction Documents.

16.2	Any costs and expenses relating to the notarization of this Agreement, the Restitution Agreement and acceptance of an Irrevocable Offer in relation to Participation Interest 1 and/or Participation Interest 2 and/or Participation Interest 3 and other notary’s services in connection with their notarization and execution, shall be borne by the Parties in the following proportions: each of the Sellers – twenty five per cent. (25%), the Purchaser – fifty per cent. (50%). All costs and expenses in relation to the Restitution Agreement and acceptance of an Irrevocable Offer in relation to Participation Interest 1 and Participation Interest 2 shall be borne by Seller 1.

16.3	The Escrow Agent’s fees shall be paid by the Parties in the following proportions: Seller 1 – fifty per cent. (50%), the Purchaser – fifty per cent. (50%).

17	INVALIDITY

17.1

If any provision of this Agreement is or is held invalid or unenforceable in accordance with any applicable law, such provisions shall have no effect and be severed from this Agreement, provided that the validity or enforceability of the remaining provisions will not in any way be affected or impaired.

17.2

The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

18	ENTIRE AGREEMENT

This Agreement (including Schedule hereto) and documents referred to herein constitute the entire agreement between the Parties and replace and supersede any previous agreements, arrangements, undertakings and statements (whether written or oral, in electronic or any other form) between the Parties in relation to the the subject matter of this Agreement.

19	NOTICES

19.1

Except as provided otherwise in this Agreement, any notice, request or communication (a “Notice”) to be made or delivered by a Party under or in connection with this Agreement shall be made in writing in Russian and signed by such Party and shall specify a person to whom the Notice is addressed. A Notice shall be delivered by hand or a courier (DHL, UPS, Pony Express, TNT or any other internationally recognised courier service) or by recorded delivery to the recipient Party’s address as specified in Clause 19.4.

19.2

A Notice delivered by hand or a courier (DHL, UPS, Pony Express, TNT or any other internationally recognised courier service) or by recorded delivery shall be deemed received upon its delivery, provided that, where such delivery by hand or a courier (DHL, UPS, Pony Express, TNT or any other internationally recognised courier service) or by recorded delivery occurs after 18:00 on a Business Day or on a day which is not a Business Day, such Notice shall be deemed to be delivered at 9:00 of the next Business Day. References in this Clause 19.2 to a time of day are to the time of day at the location of the recipient.

19.3

The Parties also agree that a copy of each Notice sent to the other Parties shall also be sent by electronic mail to the email address provided for in Clause 19.4, provided that a Notice that was sent by electronic mail only shall not be deemed to be duly delivered for the purpose of this Agreemnet.

19.4	The address of each Party for the purpose of Clause 19.1 is:

(A)	Seller 1:

(i)	address: office 216, 1 Krasnoarmeyskaya street, Moscow, 125167;

(ii)	email address: mechel@mechel.com;

(iii)	attention: Igor Valerievich Khafizov;

(iv)	cc: Mechel PAO, 1 Krasnoarmeyskaya street, Moscow, 125167, email address: mechel@mechel.com, attention: Oleg Viktorovich Korzhov;

(B)	Seller 2:

(i)	address: office 134, 1 Krasnoarmeyskaya street, Moscow, 125167;

(ii)	email address: info@mecheltrans.ru;

(iii)	attention: Alexey Viktorovich Lebedev;

(iv)	cc: Mechel PAO, 1 Krasnoarmeyskaya street, Moscow, 125167, email address: mechel@mechel.com, attention: Oleg Viktorovich Korzhov;

(C)	Purchaser:

(i)	address: 6 Presnenskaya embankment, bld. 2, floor 39, 123317, Moscow;

(ii)	email address: ibelyanova@wfal.ru;

(iii)	attention: Irina Vladimirovna Belyanova.

19.5

A Party shall notify the other Party of any change to its name or address or officer to whose attention a Notice shall be marked for the purpose of this Clause 19, within five (5) Business Days after such a change, provided that such Notice shall only become effective:

(A)	on the date specified in the Notice as the effective date of such change; or

(B)	if such date is not specified or falls less than five (5) Business Days after the date the Notice was sent, the date falling five (5) Business Days after the date the Notice of such change was sent.

19.6

The Parties agree that, if the addressee declines to receive a Notice or fails to receive a Notice for any reason that is outside the sender’s control (e.g., the addressee was absent at the delivery address or failed to appear in the post office to receive the Notice etc.), the Notice shall be deemed to be received by the addressee. In such case, the Notice shall be deemed to be duly delivered on the date of the documented attempt to deliver it to the addressee.

20	GOVERNING LAW AND DISPUTE RESOLUTION

20.1	This Agreement shall be governed by and construed in accordance with the laws of the Russian Federation.

20.2

Any dispute, controversy or claim arising out of or in connection with this Agreement, including any questions relating to its performance, breach, termination or invalidity, shall be settled by the Parties by negotiations. If the Parties are unable to settle the matter by negotiations within thirty (30) days after one of the Parties notifies the other of the dispute in writing, such dispute shall be referred to the Moscow City Commercial Court, unless another court has the exclusive jurisdiction over such dispute in accordance with mandatory provisions of the laws and regulations of the Russian Federation and such exclusive jurisdiction may not be disapplied by agreement between the Parties.

21	MISCELLANEOUS

21.1

Unless otherwise expressly set out in this Agreement, any amendment and supplement to this Agreement shall be made in writing by the Parties executing an amendment agreement, provided that such amendment agreement shall be duly signed by the Parties or their authorized representatives and notarized, except as provided by this Agreement.

21.2	Each Party shall in a timely manner execute any document and/or do anything else as may be required to give effect to this Agreement and shall procure that any relevant third party does the same.

21.3

If any action and/or obligation hereunder (1) requires the state registration (including registration of transfer of the Participation Interests from the Sellers to the Purchaser) or any other actions by the Governmental Authorities or a third party (including a bank) that is not an Affiliate of any of the Parties, and (2) may not be performed as a result of an outbreak and/or spread of potentially dangerous infectious diseases creating a public health hazard, i.e. an infectious disease attacking humans with severe symptoms and high mortality and disability rates and fast spread among people (epidemics), or a pandemic and/or the introduction of certain measures in the Russian Federation in connection with such events, including as a result of the 2019-nCoV outbreak and spread, then the deadlines for the performance by the Parties of their obligations that are affected by actions by the Governmental Authorities or such third parties shall be extended for the period during which such objective restrictions continue.

21.4

Any provision of this Agreement (and any other Transaction Document) that remains outstanding as at the date of this Agreement but which can in fact be fulfilled shall remain in full force and effect and (unless otherwise expressly set out in this Agreement) shall be valid indefinitely.

21.5	Schedules to this Agreement constitute an integral part hereof, and any reference to this Agreement shall include a reference to this Agreement and all Schedules hereto.

21.6

The Parties confirm that the terms and conditions of this Agreement have been drafted and negotiated by the Parties jointly. Each Party acknowledges and agrees that it fully understands the contents of this Agreement and that the terms and conditions of this Transaction are not onerous. All comments in respect of this Agreement and questions relating to it are reflected in this Agreement. The Parties acknowledge that they execute this Agreement acting voluntarily and on an equal footing. The Parties further acknowledge that they do not propose any amendments supplements to the terms and conditions hereof and that this transaction is in accordance with their good faith intentions and is not a sham transaction executed in order to conceal another transaction.

21.7

The Parties hereby confirm that in executing this Agreement they do not act under influence of material misrepresentation (Article 178 of the Russian Civil Code) or under influence of fraud, coercion, threat or adversary circumstances (Article 179 of the Russian Civil Code).

21.8

Each Party unconditionally acknowledges and agrees that it has has taken independent legal advice from a qualified counsel in relation to all matters contemplated by this Agreement, including the provisions of this Clause, and agrees, having considered the terms of this Agreement as a whole, that the provisions of this Agreement, including this Clause, are just and reasonable.

21.9

Unless otherwise expressly set out in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers or remedies provided by the Applicable Law.

21.10

In accordance with Article 450.1(7) of the Russian Civil Code, and without prejudice to Clause 8, no failure to exercise nor any delay in exercising any right, power or remedy under the Applicable Law, this Agreement or any other document related hereto shall:

(A)	affect the validity and enforceability of such right, power or remedy; or

(B)	constitute a waiver thereof.

21.11

No single or partial exercise of any right, power or remedy under the Applicable Law or this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power or remedy.

21.12

This Agreement was read out by the Notary before its execution. The Parties who executed this Agreement before the Notary hereby confirm that they fully understand the contents of this Agreement. The Parties have received all clarifications in respect to this Agreement from the Notary, they do not propose any amendments or supplements to the terms and conditions as set out in this Agreement, this transaction is in accordance with their true intentions and is not a sham transaction executed in order to conceal another transaction.

21.13	In executing this Agreement, each Party represents to the other Party before the Notary that as at the date of this Agreement:

(A)	any restriction contemplated by this Agreement is reasonable, fair and necessary to protect the interests of the Party in whose benefit such restriction is provided;

(B)	there are no circumstances forcing the Party to enter into this Agreement;

(C)	there are no circumstances forcing the Party to enter into this Agreement and perform any actions contemplated hereby under onerous terms due to a combination of adverse circumstances;

(D)	this Agreement was read out in Russian by the Notary before its execution;

(E)	the terms and conditions of this Agreement were drafted by the Parties acting jointly and, in executing of this Agreement, each Party was able to negotiate the terms of specific provisions hereof; and

(F)

the Parties have received all clarifications in respect to this Agreement from the Notary, they do not propose any amendments or supplements to the terms and conditions as set out in this Agreement, this transaction is in accordance with their true intentions and is not a sham transaction executed in order to conceal another transaction.

21.14

The meaning of Articles 7 (Company Members), 8 (Rights of Company Members), 9 (Obligations of Company Members), 14 (Charter Capital. Participation Interests), 15 (Payment for Participation Interests), 21 (Transfer of Participation Interest or Part Thereof to Other Company Members or Third Parties), 45 (Interested Party Transaction), 46 (Major Transactions) of the LLC Law, Article 28 (Transactions Involving Shares (Participation Interests), Assets of and Rights to Commercial Organizations Requiring Prior Consent of Competition Authority) of the Federal Law No. 135-FZ “On protection of competition” dated 26 July 2006 (as amended), Articles 1 (Main Principles), 10 (Limitation of Civil Rights), 167 (General Provisions on Consequences of Invalidity of Transaction), 180 (Consequences of Invalidity of Part of Transaction), 209 (Scope of Ownership Rights), 307 (Concept of Obligation), 310 (Inadmissibility of Unilateral Refusal to Perform Obligation), 328 (Reciprocal Performance of Obligation), 405 (Delay by Debtor), 406.1 (Recovery of Special Losses), 421 (Freedom of Contract), 431.2 (Warranties), 450 (Grounds for Amendment and Termination of Contract), 450.1 (Repudiation of Contract and Waiver of Rights), 451 (Amendment and Termination of Contract Due to Material Change in Circumstances), 452 (Procedure for Amendment and Termination of Contract), 453 (Consequences of Amendment and Termination of Contract), 454 (Sale and Purchase Agreement), 460 (Seller’s Duty to Transfer Goods Free of THIRD Party Rights), 463 (Consequences of Failure to Transfer Goods), 488 (Payment for Goods Sold on Credit) of the Russian Civil Code were clarified by the Notary and are fully understood by the Parties.

22	COUNTERPARTIES AND LANGUAGE

22.1

This Agreement is executed in Russian in four (4) equal counterpart, one (1) counterpart for each of Seller 1, Seller 2 and the Purchaser, and one counterpart to be kept in files of Arina Evgenyevna Lemekhova, a notary public of Moscow.

22.2	This Agreement is executed in Russian.

IN WITNESS WHEREOF this Agreement has been executed by the Parties’ duly authorised representatives on the date stated at the beginning of this Agreement.

Remainder of the page intentionally left blank. Signature page and Schedules follow.

SIGNATURES

On behalf of the Purchaser:

corporate seal

Name: Irina Vladimirovna Belyanova

Title: CEO

On behalf of Seller 1:

corporate seal

Name: Igor Valerievich Khafizov

Title: CEO of Mechel-Mining OOO

On behalf of Seller 2:

M. ..

Name: Alexey Viktorovich Lebedev

Title: CEO of Mechel-Trans Management OOO

Moscow, the Russian Federation.

The twenty first of April two thousand and twenty.

This Agreement was certified by me, Tatiana Alexeevna Popova, a substitute for Arina Evgenievna Lemekhova, a notary public of the city of Moscow.

The contents of this Agreement is in accordance with the intentions of the parties to this Agreement.

The Agreement was signed before me.

The identities of the signatories to the Agreement and their powers and capacity were verified.

The capacity of the relevant legal entities and the powers of their representatives were checked.

The ownership of the relevant assets was checked.

Registered in the register under No. 77/822-n/77-2020-10-119.

The amount of state duty paid (in accordance with tariffs): RUB 285,000.

The amount paid for legal and technical services: RUB 30,000.

The place of notarization: bld. 4, 24 Ozerkovskaya embankment, Moscow.

T.A. Popova

Schedule 1    Definitions and Interpretation

Part 1 Capitalized Terms and Definitions

In this Agreement, including its Preamble and Schedules, capitalized terms and definitions shall have the following meanings:

“Assets” means all of the relevant Company’s assets, both tangible and intangible, current and non-current assets, including any property and property rights, and “Asset” means any of them;

“Affiliate” means, with respect to any person (the “first person”), a person that directly or indirectly Controls, or is Controlled by, or is under common Control with, the first person, and its affiliate persons under the Applicable Law;

“VTB Bank” means VTB Bank (Public Joint-Stock Company), a company incorporated and existing under the laws of the Russian Federation, principal state registration number (OGRN) 1027739609391, with its registered address at: 29 Bolshaya Morskaya street, Saint Petersburg, 190000;

“Bank GPB (JSC)” means GAZPROMBANK (Joint-Stock Company), a company incorporated and existing under the laws of the Russian Federation, principal state registration number (OGRN) 1027700167110, with its registered address at: bld. 1, 16 Nametkina street, Moscow, 117420;

“Irrevocable Offer” has the meaning given to it in Clause 13.13;

“Seller 1 Business Warranties” has the meaning given to it in Clause 6.4;

“Seller 2 Business Warranties” has the meaning given to it in Clause 6.5;

“Third Party Indemnity” has the meaning given to it in Clause 8.5.1;

“VEB” means State Development Corporation VEB.RF;

“Russian Civil Code” means the Civil Code of the Russian Federation (Part I enacted by Federal Act No. 51-FZ dated 30 November 1994; Part II enacted by Federal Act No. 14-FZ dated 26 January 1996; Part III enacted by Federal Act No. 146-FZ dated 26 November 2001; and Part IV enacted by Federal Act No. 230-FZ dated 18 December 2006) (as amended);

“Governmental Authority” means, in any jurisdiction, any governmental or municipal authority (whether executive, legislative or any other authority); any body, entity or person exercising public regulatory, control or supervisory authorities in accordance with the Application Law; any entity or another person exercising public functions; self-regulating bodies; any court, arbitration, tribunal or any other judicial body; any supra-national body or international organization exercising administrative or public authorities;

“VTB Bank Group” means any of the following:

(A)	VTB Bank;

(B)	any Affiliate of VTB Bank;

“Mechel Group” means any of the following:

(A)	Mechel;

(B)	companies included in the list of affiliates of Mechel as set out in Schedule 4;

“Participation Interests Transfer Date” means the date of making an entry in the USRLE in relation to the registration of transfer of title to each of the Participation Interests from the relevant Seller to the Purchaser (for the avoidance of doubt, if such entries in the USRLE are made on different dates, the Participation Interests Transfer Date shall be the date of the latest of such entries);

“Participation Interest 1 and Participation Interest 2 Transfer Date” means the date of making an entry in the USRLE in relation to the registration of transfer of title to Participation Interest 1 and Participation Interest 2 from Seller 1 to the Purchaser (for the avoidance of doubt, if such entries in the USRLE are made in different dates, the Participation Interest 1 and Participation Interest 2 Transfer Date shall be the date of the latest of such entries);

“Participation Interest 3 Transfer Date” means the date of making an entry in the USRLE in relation to the registration of transfer of title to Participation Interest 3 from Seller 2 to the Purchaser;

“Escrow Agreement” means each of the following escrow agreements: (1) No. 1 dated 20 April 2020 between Bank GPB (JSC) as escrow agent, the Purchaser as client and Seller 1 as beneficiary; (2) No. 2 dated 20 April 2020 between Bank GPB (JSC) as escrow agent, the Purchaser as client and Seller 1 as beneficiary, and (3) No. 3 dated 20 April 2020 between Bank GPB (JSC) as escrow agent, the Purchaser as client and Seller 1 as beneficiary (together, the “Escrow Agreements”);

“Sublease Agreements” means the following sublease agreements:

(A)	No. 1481-2018 dated 7 December 2018 pursuant to which Seller 1 sub-leased certain machinery and equipment received from GTLK PJSC to Company 1;

(B)	No. 2438 dated 6 April 2018 pursuant to which Seller 1 sub-leased certain machinery and equipment received from GTLK PJSC to Company 1;

“Transaction Documents” means this Agreement, the Seller 1 Disclosure Letter, the Seller 2 Disclosure Letter, the Escrow Agreements and any other documents to be executed under any of the aforementioned documents or designated as such by the Parties;

“Participation Interests” has the meaning given to it in Preamble (C), and “Participation Interest” means any of them;

“Participation Interest 1” has the meaning given to it in Preamble (A);

“Participation Interest 2” has the meaning given to it in Preamble (B);

“Participation Interest 3” has the meaning given to it in Preamble (C);

“USRLE” means the Unified State Register of Legal Entities of the Russian Federation;

“Warranties” means the Seller 1 Business Warranties, the Seller 2 Business Warranties and the General Warranties, and “Warranty” means any of them;

“Interested Persons” has the meaning given to it in Clause 7.1.7(A);

“Competition Law” means the Federal Law No. 135-FZ “On protection of competition” dated 26 July 2006, as amended;

“LLC Law” means the Federal Law of the Russian Federation No. 14-FZ “On limited liability companies” dated 8 February 1998, as amended;

“KGOK Share Pledge” means the pledge over seventy five thousand thirty eight (75,038) ordinary registered non-documentary shares in Korshunov Mining Plant Public PAO (principal state registration number (OGRN) 1023802658714), state registration number of the share issue 1-01-20992-F dated 27 June 2003, owned by Mechel-Mining Joint-Stock Company, comprising thirty per cent. (30%) of the share capital of Korshunov Mining Plant PAO, as created in security of Company 1’s obligations under the VEB Facility;

“VTB Bank Pledge Account” means the following pledge account of Seller 1 with VTB Bank the rights and benefits to which have been pledged by Seller 1 in favour of VTB Bank:

(A)	Account number: 40702810416800001921;

(B)	Bank: VTB Bank (public joint-stock company), Zemlyanoy Val Office of the Moscow Branch of VTB Bank (PJSC);

(C)	Correspondent account: 30101810700000000187 with the Chief Department of the Central Bank of the Russian Federation in the Central Federal District, Moscow;

(D)	BIC: 044525187;

(E)	taxpayer’s identification number (INN)/tax registration reason code (KPP): 7702070139/783501001;

“Bank GPB (JSC) Pledge Account” means the following pledge account of Seller 1 with Bank GPB (JSC) the rights and benefits to which have been pledged by Seller 1 in favour of Bank GPB (JSC):

(A)	Account number: 40702810800360000624;

(B)	Bank: Bank GPB (JSC), branch 036/0000 in Kemerovo;

(C)	Correspondent account: 30101810200000000748;

(D)	BIC: 043207748;

(E)	taxpayer’s identification number (INN)/tax registration reason code (KPP): 7744001497/420502001;

“Seller Indemnitees” has the meaning given to it in Clause 7.2.1(A)(i);

“Purchaser RIP Losses” has the meaning given to it in Clause 7.1.1;

“Purchaser Permitted Payables Losses” has the meaning given to it in Clause 7.1.7(B);

“Purchaser Transactions Losses” has the meaning given to it in Clause 7.1.7(A);

“Purchaser Losses” has the meaning given to it in Clause 7.1.7(B);

“Company 2 Mortgage” means a (real property) mortgage agreement dated 24 March 2016 between Bank GPB (JSC) as mortgagee and Company 2 as mortgagor, as certified by Lemekhova A.E., a notary public of the city of Moscow, on 24 March 2016 and registered under number 6-128 (as amended), in relation to the following property: construction of an access railroad to the Elga coal field from the Ulak station to the Elga station; designation: railway construction, length: 317000 m; completeness: 91%; address (location): Zeisky district, Amur region; Neryungri district, the Sakha Republic (Yakutia); cadastral (conditional) number: 0:0:0:277, in security of debtors’ obligations under facility agreement No. 226/12-B dated 27 April 2012 (as amended), facility agreement No. 227/12-B’ dated 27 April 2012 (as amended), facility agreement No. 4211-051 dated 30 September 2011 (as amended), facility agreement No. 2613-173-K dated 12 April 2013 (as amended), facility agreement No. 2612-200-K dated 2 May 2012 (as amended), facility agreement No. 2613-172-K OT, 12.04.2013 (as amended), facility agreement No. 49/11-P dated 15.03.2011 (as amended), overdraft facility agreement No. 2615-187-K dated 25.06.2015 (as amended), overdraft facility agreement No. 2615-188-K dated 25.06.2015 (as amended), facility agreement No. 84/13-B dated 26.04.2013 (as amended), facility agreement No. 31/09-B dated 06.02.2009 (as amended), facility agreement No. 85/13-B dated 26.04.2013 (as amended), facility agreement No. 2612-196-K dated 04.05.2012 (as amended), facility agreement No. 2612-195-K dated 03.05.2012 (as amended);

“Data Room” means each of the following virtual data rooms: (1) a data room created and maintained by iDeals Solutions LLC, a professional provider, at https://www1.idealsvdr.com/v3/RoomP2/#/documents?path=1303759:1304300, as at 24:00 (MSK) on 10 April 2020, the contents of which was disclosed to the Purchaser for the purpose of limitation of the Sellers’ liability for any inaccuracy in the Warranties by way of recording onto three (3) USB flash-drives (each separately) (one for each of the Parties) of an e-file in the Download.zip format, the size of the e-file in zip format: 10.3 GB (11,125,209,908 bites), Total Commander 9.51 MD5 checksum: “89C2744FF6FDCF60086968C2854E704F”; and (2) a data room created and maintained by the law firm “Monastyrsky, Zyuba, Stepanov & Partners” at https://portal.mzs.ru/extranet/contacts/personal/user/172/disk/path/, as at 24:00 (MSK) on 10 April 2020, the contents of which was disclosed to the Purchaser for the purpose of limitation of the Sellers’ liability for any inaccuracy in the Warranties by way of recording onto three (3) USB flash-drives (each separately) (one for each of the Parties) of an e-file in the ..zip format, the size of the e-file in zip format: 14.1 GB (15,210,733,994 bites), Total Commander 9.51 MD5 checksum: “6D820C3580DE08F725AD3AB90B9A5965”.

“Control” means, with respect to any person, the possession, directly or indirectly, of power to direct or cause the direction of management and policies (whether through ownership of voting shares (interests), by contract or otherwise) of such person, and a person (controlled person) shall be deemed to be under control of another person (controlling person) where such controlling person:

(A)	owns or controls, directly or indirectly, more than fifty per cent. (50%) of votes at the general meetings of the controlled person;

(B)

has the right or power, whether de jure or de facto, to appoint (elect) or remove, or cause the appointment (election) or removal of, more than fifty per cent. (50%) of members of the board of directors of the controlled person; or

(C)	has the right or power, whether de jure or de facto, to appoint (elect) or remove the chief executive officer of the controlled person,

and the terms “Controlling”, “Controlled” and “under common Control with” shall be construed accordingly;

“Confidential Information” has the meaning given to it in Clause 10.1;

“SHAs” means, in aggregate, SHA 1, SHA 2 and SHA 3, and “SHA” means any of them;

“SHA 1” means participants’ agreement in relation to Company 1 dated 1 April 2016 between Seller 1 and Bank GPB (JSC);

“SHA 2” means participants’ agreement in relation to Company 2 dated 1 April 2016 between Seller 1 and Bank GPB (JSC);

“SHA 3” means participants’ agreement in relation to Company 3 dated 1 April 2016 between Seller 1 and Bank GPB (JSC);

“VEB Facility” means facility agreement No. M00000/1507 dated 20 September 2017 between VEB as lender and Company 1 as debtor;

“RIP Limitation of Liability” has the meaning given to it in Clause 7.1.5;

“Purchaser Maximum Liability” has the meaning given to it in Clause 8.2.7;

“Seller 1 Maximum Liability” has the meaning given to it in Clause 8.2.4(A);

“Seller 2 Maximum Liability” has the meaning given to it in Clause 8.2.4(B);

“Mechel” means Mechel PAO, a company incorporated and existing under the laws of the Russian Federation, principal state registration number (OGRN) 1037703012896, with its registered address at: 1 Krasnoarmeyskaya street, Moscow, 125167;

“Payment Obligation Discharge” has the meaning given to it in Clause 15.1;

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board;

“Tax Audit” has the meaning given to it in Clause 7.1.1;

“New SPA 1” means a participation interest sale and purchase agreement in relation to thirty four per cent. (34%) of the charter capital of Company 1 that Seller 1 as purchaser and Bank GPB (JSC) as seller intended to execute following the delivery by Bank GPB (JSC) of an offer dated 19 August 2019 and its acceptance by Seller 1 on 20 September 2019;

“New SPA 2” means a participation interest sale and purchase agreement in relation to thirty four per cent. (34%) of the charter capital of Company 2 that Seller 1 as purchaser and Bank GPB (JSC) as seller intended to execute following the delivery by Bank GPB (JSC) of an offer dated 19 August 2019 and its acceptance by Seller 1 on 20 September 2019;

“New SPA 3” means a participation interest sale and purchase agreement in relation to thirty four per cent. (34%) of the charter capital of Company 3 that Seller 2 as purchaser and Bank GPB (JSC) as seller intended to execute following the delivery by Bank GPB (JSC) of an offer dated 19 August 2019 and its acceptance by Seller 2 on 20 September 2019;

“Notary” means Arina Evgenievna Lemekhova, a notary public of the city of Moscow, and her temporary replacements;

“Encumbrance” means:

(A)

any mortgage, pledge, lease, lien or another encumbrance of any kind, or any conditional sale agreement, including option agreement and put option (other than any encumbrances arising out of this Agreement), or any other arrangement in relation to the above; and

(B)

any right, pre-emption right, right of first refusal or restriction of any kind and nature, including limitation on the use, voting, transfer, receipt of income or any other aspect of the ownership right or any other third party right, and includes any other encumbrances, preference or security interests or arrangements of any kind in respect of the relevant assets and/or interests, and the terms “Encumber” and “Encumbered” shall be construed accordingly;

“Companies” has the meaning given to it in Preamble (C), and “Company” means any of them;

“Company 1” has the meaning given to it in Preamble (A);

“Company 2” has the meaning given to it in Preamble (B);

“Company 3” has the meaning given to it in Preamble (C);

“General Warranties” has the meaning given to it in Clause 6.1;

“Final Court Decision” means a judgment on the merits issued by an commercial court of any level (including a judgment issued upon a re-trial of the dispute in an arbitration court of any level, other than any such re-trial based on new or newly discovered evidence), provided that:

(A)	such judgment has become effective; and

(A)	any of the following conditions is satisfied:

(i)	no appeal has been filed against such judgment within the term and in the manner as provided for by applicable laws and regulations, and the applicable time to file an appeal has expired; or

(ii)	following an appeal that has been filed against such judgment within the term and in the manner as provided for by applicable laws and regulations, such judgment was upheld;

provided that, for the purpose of this definition, an “appeal” means an appeal filed against the judgment with the competent commercial court of appeal and/or cassation arbitration court, and the term “appeal” shall not include an application for the review of the judgment based on new or newly discovered evidence;

“Registration Authority” means the competent Russian governmental authority authorized to carry out state registration of legal entities;

“Trigger Event” has the meaning given to it in Clause 13.13(D);

“Purchaser RIP Losses Trigger Event” has the meaning given to it in Clause 7.1.1;

“Purchaser Permitted Payables Losses Trigger Events” has the meaning given to it in Clause 7.1.7(B);

“Purchaser Transactions Losses Trigger Event” has the meaning given to it in Clause 7.1.7(A);

“Purchaser Losses Trigger Events” has the meaning given to it in Clause 7.1.7(B);

“Seller Losses Trigger Events” has the meaning given to it in Clause 7.2.1;

“Seller 1 Disclosure Letter” means a letter in the agreed form containing disclosure by Seller 1 against Warranties given by Seller 1, an original copy of which was delivered by Seller 1 to the Purchaser upon the execution of this Agreement;

“Seller 2 Disclosure Letter” means a letter in the agreed form containing disclosure by Seller 2 against Warranties given by Seller 2, an original copy of which was delivered by Seller 2 to the Purchaser upon the execution of this Agreement;

“Claim” means a claim or demand made by the Purchaser against any Seller in connection with an inaccuracy of any Warranty, or the Purchaser’s claims in relation to indemnification of the Purchaser for Losses hereunder;

“Applicable Law” means all laws, subordinate legislation, other regulations, constitutions, international and national treaties, rules, directives, decrees, orders and resolutions of the Governmental Authorities in the relevant jurisdiction, in each case, as in effect as at the date of this Agreement or an agreement executed in pursuance of or in connection with this Agreement or at any other relevant time;

“Business Day” means a day (other than a Saturday or Sunday or a public holiday or any other officially announced non-business days in the Russian Federation) when banks are open for ordinary banking business in Moscow (Russia). For the purpose of this Agreement, references to “Business Day” shall be interpreted as to mean that, if any specific days are officially announced non-business days in the Russian Federation due to the spread of a coronavirus infection or any related diseases in the world, including the Russian Federation, then, to the extent certain organizations (including notary’s offices) and the Governmental Authorities whose cooperation is required to give effect to the provisions of this Agreement continue their operations and are open for clients and execution of documents, the Parties shall use their reasonable efforts to do any actions as required by this Agreement on such officially announced non-business days in the Russian Federation;

“Proceedings” means any dispute or civil, criminal, regulatory or administrative claim, action, suit, litigation, investigation, arbitration, court proceeding or any form of alternative dispute resolution, or any other process or hearing;

“Permitted Receivables” means the accounts receivable, as specified in Schedule 8 hereto, in the amount of three billion seventeen million eight hundred twenty three thousand two hundred twenty two rubles (RUB 3,017,823,222) as at 17 April 2020;

“Permitted Payables” means:

(A)	the Companies’ accounts payable to the Purchaser and its Affiliates; and

(B)

the Companies’ accounts payable to third parties as at 17 April 2020 in the amount of two billion one hundred twenty one million one hundred fifty six thousand seven hundred and three rubles (RUB 2,121,156,703);

“Permitted Off-Balance Sheet Liabilities” means:

(A)	guarantees and suretyships in favour of the Purchaser and its Affiliates;

(A)	the Companies’ liabilities under leases and financial leases as specified in Schedule 7 hereto;

(B)	guarantees and suretyships that are the Permitted Encumbrances;

“Permitted Encumbrances” means:

(A)

in relation to Participation Interest 1, (i) the pledge of a portion of Participation Interest 1 comprising one point ninety nine per cent. (1.99%) of the charter capital of the Company in favour of Bank GPB (JSC), and (ii) the pledge of a portion of Participation Interest 1 comprising forty nine per cent. (49%) of the charter capital of the Company in favour of VEB;

(B)

in relation to Participation Interest 2, the pledge of a portion of Participation Interest 2 comprising one point ninety nine per cent. (1.99%) of the charter capital of the Company in favour of Bank GPB (JSC);

(C)

in relation to Participation Interest 3, the pledge of a portion of Participation Interest 3 comprising one point ninety nine per cent. (1.99%) of the charter capital of the Company in favour of Bank GPB (JSC);

(D)	in relation to any Participation Interest, an Encumbrance in favour of the Purchaser;

(E)	in relation to the Assets of any Company, an Encumbrance in favour of the Purchaser or its Affiliates;

(F)	in relation to the Assets of Company 2, the Company 2 Mortgage in favour of Bank GPB (JSC);

(G)	in relation to the Assets of Company 1, the pledge and mortgage of moveable and immovable assets in favour of VEB under the VEB Facility;

“Permitted Suretyships” means, together, the Sellers’ Permitted Suretyships and the Company 3 Permitted Suretyships, where:

“Sellers’ Permitted Suretyships” means the following suretyships:

(A)	No. 01- dated 14.08.2017 pursuant to which Seller 1 guarantees the performance by Company 1 of its obligations to GTLK PJSC (liability cap is 100 mln rubles);

(B)

No. 1- 18/KEBR/0509 dated 29.12.2018 pursuant to which Seller 1 guarantees the performance by Company 3 of its obligations to VTB Bank under Framework Guarantee No. 18/KEBR/0509 dated 29 December 2018 (liability cap is 50 mln rubles);

(C)

No. 255/01-14/01 dated 30.09.2014 and No. 255/01-11 dated 04.08.2011 pursuant to which Seller 2 and Mechel guarantee the performance by Company 3 of its obligations to VTB Leasing JSC (liability cap is 1,214 mln rubles);

“Company 3 Permitted Suretyships” means the following suretyships:

(A)

suretyships No. 156/05 – 14/01 dated 30.09.2014, No. 156/06 – 14/01 dated 30.09.2014, No. 156/07 – 14/01 dated 30.09.2014, No. 156/08 – 14/01 dated 30.09.2014, No. 156/10 – 14/01 dated 30.09.2014, pursuant to which Company 3 guarantees the performance by Seller 2 of its obligations to VTB Leasing JSC (liability cap is 5,395 mln rubles);

(B)	suretyships No. /7/327F dated 30.09.2014 pursuant to which Company 3 guarantees the performance by Seller 2 of its obligations to FinanceBusinessGroup LLC (liability cap is 403.1 mln rubles);

“Regional Investment Project” means the “Development of Elga Coal Complex within the North West Area of the Elga Coal Field in the Sakha Republic (Yakutia)” investment project that is a qualifying regional investment project within the meaning of chapter 3.3 of the Tax Code of the Russian Federation, with Company 1 being its project participant pursuant to Order of the ministry of Economy of the Sakha Republic (Yakutia) No. 128- dated 7 September 2015 “On inclusion of Elgaugol LLC in the register of participants of regional investment projects”;

“Restitution” has the meaning given to it in Clause 13.6;

“Debt Restructuring” means the full restructuring of debt owed by the Mechel Group companies to the following persons (each individually): (i) GPB Bank (JSC) or (ii) the VTB Bank Group;

“ruble” means Russian rubles, the lawful currency of the Russian Federation;

“Transaction” means, in aggregate, the transactions in relation to the sale and purchase of the Participation Interests under this Agreement;

“Agreed Contracts” means any contracts existing as at the date of this Agreement between Company 1, Company 2 and Company 3, on one hand, and any of the Mechel Group companies, on the other hand, that are required for the continuous operation of the Companies and listed in Schedule 6;

“Restitution Agreement” has the meaning given to it in Clause 13.6;

“Surviving Provisions” means Clauses 1, 10-12, 14-22.

“Dispute” means any dispute, controversy or claim of any kind arising out of or under or in connection with this Agreement and/or any transactions hereunder, including, without limitation: (i) any dispute in relation to the existence, interpretation, validity, enforceability or termination of this Agreement, and (ii) any dispute relating to any non-contractual obligations arising out of or in connection with this Agreement;

“Litigation” has the meaning given to it in Clause 7.1.5;

“GPB Repayment Amount” means an amount equal to the amount of indebtedness (or any part thereof) owed by Seller 1 to Bank GPB (JSC), to be agreed by Seller 1 and Bank GPB (JSC), provided that repayment of such amount to Bank GPB (JSC) as provided for by this Agreement shall be a ground for the termination of the Company 2 Mortgage under the relevant agreement with Bank GPB (JSC);

“VTB Repayment Amount” means an amount equal to the amount of indebtedness (or any part thereof) owed by Seller 1, ChMK PJSC, Yuzhny Kuzbass PJSC and Mechel Trading AG to VTB Bank Group, to be agreed by Seller 1 and VTB Bank;

“Material Assets” means a Company’s Assets that are material for its business as conducted as at the date of this Agreement and/or whose book value exceeds thirty million rubles (RUB 30,000,000);

“Purchaser’s Account” means the following bank account opened under the name of the Purchaser with Bank GPB (JSC):

(A)	Account number: 40702810200000015304

(B)	Bank: Gazprombank (JSC)

(C)	Correspondent account: 30101810200000000823

(D)	BIC: 044525823

(E)	taxpayer’s identification number (INN)/tax registration reason code (KPP): 7744001497/997950001;

“Seller 1 Account” means the following bank account opened under the name of Seller 1 with Joint-Stock Company Coalmetbank:

(A)	Account number: 40702810200000000664;

(B)	Bank: Coalmetbank, Chelyabinsk;

(C)	Correspondent account: 30101810275010000787 with Chelyabinsk Department;

(D)	BIC: 047501787;

(E)	taxpayer’s identification number (INN)/tax registration reason code (KPP): 4214005204/997950001;

“Seller 2 Account” means the following bank account opened under the name of Seller 2 with Joint-Stock Company Coalmetbank:

(A)	Account number: 40702810100000000395;

(B)	Bank: Coalmetbank, Chelyabinsk;

(C)	Correspondent account: 30101810275010000787;

(D)	BIC: 047501787;

(E)	taxpayer’s identification number (INN)/tax registration reason code (KPP): 4214005204/997950001;

“Escrow Account” means each of the special accounts opened by the Escrow Agent in accordance with Article 860.7 of the Russian Civil Code under the relevant Escrow Agreement (and all such accounts together, the “Escrow Accounts”);

“Seller 1 Title Business Warranties” means the Seller 1 Business Warranties listed in section 2 of Part B (other than warranties listed in paragraph 2.6 of Part B and, for the avoidance of doubt, those warranties that are the Seller 2 Business Warranties) (Business Warranties) of Schedule 2 (Warranties) hereto;

“Seller 2 Title Business Warranties” means the Seller 2 Business Warranties listed in section 2 of Part B (other than warranties listed in paragraphs 2.4 and 2.5 of Part B and, for the avoidance of doubt, those warranties that are the Seller 1 Business Warranties) (Business Warranties) of Schedule 2 (Warranties) hereto;

“Trademarks” means the following trademarks:

(A)	a verbal trademark and service mark under Certificate No. 285626 issued on the basis of application No. 2004724455 with the period of priority as of 25 October 2004;

(B)	a verbal trademark and service mark under Certificate No. 285627 issued on the basis of application No. 2004724456 with the period of priority as of 25 October 2004;

(C)	a visual colour trademark and service mark under Certificate No. 285609 issued on the basis of application No. 2004723475 with the period of priority as of 14 October 2004;

(D)	a visual monochrome trademark and service mark under Certificate No. 285610 issued on the basis of application No. 2004723476 with the period of priority as of 14 October 2004;

(E)	a visual grey and monochrome trademark and service mark under Certificate No. 285611 issued on the basis of application No. 2004723477 with the period of priority as of 14 October 2004;

“Third Party Claim” has the meaning given to it in Clause 8.3.1;

“Notice” has the meaning given to it in Clause 19.1;

“Participation Interest Purchase Price” has the meaning given to it in Clause 3.1.1;

“Participation Interest 1 Purchase Price” has the meaning given to it in Clause 3.1.1(A);

“Participation Interest 2 Purchase Price” has the meaning given to it in Clause 3.1.1(B);

“Participation Interest 3 Purchase Price” has the meaning given to it in Clause 3.1.1(C);

“Net Indemnified Amount” has the meaning given to it in Clause 7.1.7(B);

“Escrow Agent” means Bank GPB (JSC).

Part 2 Interpretation

1.2	In this Agreement, unless otherwise stated:

(A)	reference to any provision of the Applicable Law is to such provision as amended or supplemented from time to time;

(B)

reference to a document (including this Agreement) or a provision of a document is to that document or provision as varied, supplemented, restated, replaced or novated from time to time (in relation to any document other than this Agreement, unless it is so varied, supplemented, restated, replaced or novated in violation of this Agreement);

(C)

reference to a “person” includes an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, commercial entity, any other form of business, union, association, or any other legal entity, or governmental authority, whether incorporated or unincorporated, including their respective successors, transferees and assignees;

(D)

references to Clauses, paragraphs, Preamble, Schedules or Forms are, unless the context expressly requires otherwise, references to clauses of, paragraphs of, preamble of, schedules to and forms to this Agreement;

(E)	references to the word “include”, “including”, “in particular” or any similar term are not to be construed as implying any limitation on general words that precede such words or terms;

(F)

reference to a document being “in the agreed form” or similar is to that document in the form approved by, and for identification purposes signed and initialled on behalf of, each of the Parties to the Transaction;

(G)	words importing one gender shall be treated as importing any gender, words importing the singular shall be treated as importing the plural and vice versa;

(H)	references to “writing” or “written” or similar expressions do not include communications delivered by fax or, unless this Agreement expressly provides otherwise, email;

(I)	any reference to a “day” shall be interpreted as a reference to a calendar day, unless this Agreement expressly refers to a Business Day;

(J)	any reference to a “month” or “year” shall be interpreted as a reference to a calendar month or calendar year, accordingly;

(K)	any reference to more than one Clauses with the first Clause and the last Clause in a hyphenated form shall mean that both such Clauses are inclusive;

(L)	if there is a controversy between an amount or term described in numbers and in words, references to such amount or term as described in words shall prevail.

(M)	Paragraph, Clause and Schedule headings in this Agreement are for ease of reference only and are to be ignored when interpreting this Agreement.

(N)	Schedules constitute an integral part hereof, and any reference to this Agreement includes Schedules hereto.

Schedule 2    Warranties

Part 1 General Warranties

1.	Party and Powers and Authorities

1.1	The Party is an existing company duly incorporated and registered under the laws of the Russian Federation which lawfully conducts its business in accordance with the laws of the Russian Federation.

1.2	The Party has all requisite power and authorities to execute and deliver and perform its obligations under the Transaction Documents.

1.3

The Party has obtained all consents, authorizations and approvals of any third parties, its management bodies and the Governmental Authorities (in particular, Seller 1 and Seller 2 obtained waivers of pre-emption rights from other participants of Company 1, Company 2 and Company 3, and VTB Bank’s and Bank GPB (JSC)’s respective consents to the execution of this Agreement) as required for the execution and performance by it of the Transaction Documents and any transactions and other actions contemplated thereby, in accordance with the Applicable Law and its constituent, charter, binding internal documents, corporate agreements and other contracts of similar nature and other agreements to which it is a party, save for consents from creditors or counterparties of the Sellers or any of the Mechel Group companies as specified in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter.

1.4

The Party is not involved in any Proceedings that may result in a judicial, administrative or another restriction to execute and/or perform the Transaction Documents and/or any transactions and actions contemplated thereby, in full or in part, or affect the Party’s ability to perform its obligations under the Transaction Documents.

1.5

The Party is not in the process of, and no resolution or order was made or issued by its management bodies, a court of any jurisdiction or any Governmental Authority in relation to, and there are no legitimate grounds for the commencement of, its liquidation or reorganization.

1.6	No bankruptcy application has been filed, or any other bankruptcy proceeding has been commenced in accordance with the Applicable Law relating to insolvency (bankruptcy), in relation to the Party.

2.	Transaction Documents

2.1

The provisions of this Agreement and any other Transaction Documents to which the Party is a party constitute, subject to their execution by all relevant parties, legal, valid, binding and enforceable obligations of the Party in accordance with their respective terms.

2.2	The execution and performance by the Party of the Transaction Documents and any transactions and actions contemplated thereby:

2.2.1	do not result in a conflict with or breach of:

(A)	any laws and regulations of the Russian Federation, any administrative enactment or judgment (ruling, order) of a court or any other Governmental Authorities that are applicable to the Party;

(B)	its constituent, charter, binding internal documents, corporate agreements or any other similar agreements to which it is a party;

(C)	any agreement, undertaking or contract to which it is a party;

(D)	any resolutions of its management bodies or other documents or agreements that are binding on it;

2.2.2	will not give rise to a third party right to amend or terminate any agreement to which it is a party; and

2.2.3	will not result in an early termination of any of the above or the occurrence of any adverse consequences thereunder,

which, in each case, will prevent the Party from performing, or materially affect the Party’s ability to perform, its obligations under the Transaction Documents.

2.3	The Party was provided with an opportunity to:

(A)	read the Transaction Documents and it understands their meaning; and

(B)	obtain and rely on an independent legal advice on the consequences of execution of the Transaction Documents or waive its right to obtain such legal advice.

2.4

Seller 1 and Bank GPB (JSC) have entered into a binding termination agreement in relation to SHA 1 and SHA 2, in the form of the finalized draft termination agreement as set out in the Seller 1 Disclosure Letter, an executed copy of which was delivered to the Purchaser on the date hereof.

2.5

Seller 2 and Bank GPB (JSC) have entered into a binding termination agreement in relation to SHA 3, in the form of the finalized draft termination agreement as set out in the Seller 2 Disclosure Letter, an executed copy of which was delivered to the Purchaser on the date hereof.

2.6

Seller 1 and Bank GPB (JSC) have entered into binding termination agreement in relation to the pledge of a portion of Participation Interest 1 comprising one point ninety nine per cent. (1.99%) of the charter capital of Company 1 and a portion of Participation Interest 2 comprising one point ninety nine per cent. (1.99%) of the charter capital of Company 2, in the form of the finalized draft termination agreements as set out in the Seller 1 Disclosure Letter, executed copies of which were delivered to the Purchaser on the date hereof.

2.7

Seller 2 and Bank GPB (JSC) have entered into a binding termination agreement in relation to the pledge of a portion of Participation Interest 3 comprising one point ninety nine per cent. (1.99%) of the charter capital of Company 3, in the form of the finalized draft termination agreement as set out in the Seller 2 Disclosure Letter, an executed copy of which was delivered to the Purchaser on the date hereof.

2.8

Bank GPB (JSC) and Seller 1 have entered into a binding agreement pursuant to which the parties agree not to execute the New SPA 1 and the New SPA 2, in the form of the finalized draft agreements as set out in the Seller 1 Disclosure Letter, executed copies of which were delivered to the Purchaser on the date hereof.

2.9

Bank GPB (JSC) and Seller 2 have entered into a binding agreement pursuant to which the parties agree not to execute the New SPA 3, in the form of the finalized draft agreement as set out in the Seller 2 Disclosure Letter, an executed copy of which was delivered to the Purchaser on the date hereof.

2.10

Seller 1 as purchaser and VEB as seller have entered into a notarized participation interest sale and purchase agreement in relation to the sale of a participation interest with the par value of fifty thousand one hundred rubles (RUB 50,100) comprising zero point zero zero zero nine seven nine seven three two seven per cent. (0.0009797327%) of the charter capital of Company 1, a copy of which is set out in the Seller 1 Disclosure Letter.

2.11

An irrevocable offer to execute a participation interest sale and purchase agreement in relation to the sale of a participation interest with the par value of fifty thousand one hundred rubles (RUB 50,100) comprising zero point zero zero zero nine seven nine seven three two seven per cent. (0.0009797327%) of the charter capital of Company 1, as delivered by Seller 1 as seller to the Purchaser as purchaser pursuant to the call option agreement in relation to a participation interest in the charter capital of Elgaugol Limited Liability Company dated 9 April 2020, constitutes a legal, valid and binding obligation of Seller 1.

Part 2 Business Warranties

Seller 1 shall give the Seller 1 Business Warranties solely in relation to Company 1 and Company 2 and in relation to Participation Interest 1 and Participation Interest 2, and Seller 2 shall give the Seller 2 Business Warranties solely in relation to Company 3 and Participation Interest 3.

Unless otherwise expressly follows from the wording of the Seller 1 Business Warranties and the Seller 2 Business Warranties, references to a “Company”, “Participation Interest” and “Seller” in the Seller 1 Business Warranties and the Seller 2 Business Warranties shall be interpreted as references to: (1) in relation to the Seller 1 Business Warranties (other than the Seller 1 Business Warranties in paragraphs 5, 6 and 16.5 below), each of Company 1 and Company 2, each of Participation Interest 1 and Participation Interest 2, and Seller 1, respectively; and (2) in relation to the Seller 2 Business Warranties, Company 3, Participation Interest 3 and Seller 2, respectively.

The Warranties in paragraphs 2.4 and 2.5 below shall be given solely by Seller 1 in relation to Participation Interest 1 and Participation Interest 2.

The Warranties in paragraph 2.6 below shall be given solely by Seller 2 in relation to Participation Interest 3.

The Warranties in paragraphs 6 and 16.5 below constitute the Seller 1 Business Warranties and shall be given solely by Seller 1 in relation to Company 1.

The Warranties in paragraph 5 below constitute the Seller 1 Business Warranties and shall be given solely by Seller 1 in relation to Company 2.

1.	INFORMATION

For the purpose of this Schedule, a “Material Change in Circumstances” means a change in circumstances that has occurred at any time from the date of disclosure of information to the Purchase in such manner as provided for by this Agreement (or, where such information was updated, the date of the latest update) to the date of this Agreement and that:

(A)	had the Purchaser known of it, would have resulted in the Purchaser electing not to enter into this Agreement or enter into this Agreement on materially different terms;

(B)

results or is likely to result in a material change in the Company’s existing economic condition, including: any loss of or Encumbrance over more than ten per cent. (10%) of the Company’s assets; a suspension of the Company’s operations for more than ninety (90) whole days; an imposition of taxes (including fines and interest) or administrative fines exceeding five per cent. (5%) of the book value of the Company’s assets; an early termination of contracts with the Company’s customers / suppliers accounting for more than ten per cent. (10%) of the Company’s sales/purchases; termination or material amendment (i.e. more than twenty per cent. (20%) in price and/or term) of any agreements between the Company and its service providers who provide services subject to licensing; restriction or prevention (other than due to weather) of transportation of the Company’s products or any materials or components required by the Company; a reasonable claim / demand against the Company for the amount exceeding five per cent. (5%) of the book value of the Company’s assets; institution of the supervision proceeding in relation to the Company; termination / revocation of the Company’s coal production licence;

(C)	might materially affect the Seller’s performance of its obligations under this Agreement.

1.2

All documents and information provided to the Purchaser and its consultants, advisers or representatives by or on behalf of the Seller in connection with this Agreement by way of their having access to a Data Room as disclosed to the Purchaser as part of the Seller 1 Disclosure Letter and the Seller 2 Disclosure Letter, and information specified by the Seller in this Agreement are true, accurate and complete and not misleading in all material respects as at the date such documents and information were actually provided to the Purchaser.

1.3

No Material Change in Circumstances has occurred from the date of provision of information specified in paragraph 1.2 (or, where such information was updated, the date of the latest update) to the date of this Agreement.

1.4

Information specified in paragraph 1.2 includes all information that is materially relevant to the assessment of the financial position, assets, liabilities and operations of the Company (without taking into account any facts or circumstances that are beyond the Seller’s control or have occurred after the date of provision of such information) and information on all events known to the Seller that might have a material adverse effect on such facts.

1.5

In giving to the Purchaser any information in writing prior to the date of this Agreement, the Seller has not withheld or omitted to give to the Purchaser any information on facts, events or circumstances of which the Seller was aware and which the Seller, acting with such diligence as is required from it by the usual business practice and the provisions of this Agreement, ought to disclose to the Purchaser, or any information that is or was available to the Seller (at the time of its provision and without taking into account any facts or circumstances that are beyond the Seller’s control or have occurred after the date of provision of such information) and might have a material adverse effect on the determination of the Company’s value, and which, had the Purchaser, acting reasonably and in good faith, known of it, would have resulted in the Purchaser electing not to enter into this Agreement on its terms. The Company has no outstanding obligations or liabilities in connection with the distribution of any profit or assets to the Seller.

2.	PARTICIPATION INTERESTS

2.1

The Seller has validly acquired its title to the Participation Interest as a result of lawful and bona fide transactions none of which may be terminated, challenged or held invalid or void, and no provision of the Applicable Law has been violated in the course of or in connection with any such transaction.

2.2

The Seller has duly obtained all necessary consents to the acquisition of the Participation Interest (including the Seller’s corporate approvals) as required by the laws and regulations of the Russian Federation and the provisions of the constituent documents of the Seller and the Company.

2.3

The Seller is the sole legal owner of the Participation Interest. The Seller has the powers and authorities to transfer its title to the Participation Interest to the Purchaser free and clear of any Encumbrances, other than the Permitted Encumbrances.

2.4

The par value of Participation Interest 1 is equal to two billion six hundred seven million nine hundred six thousand eighty three rubles and seventy six kopecks (RUB 2,607,906,083.76), comprising fifty point nine nine nine zero two zero two six seven three per cent. (50.9990202673%) of the charter capital of Company 1.

2.5

The par value of Participation Interest 2 is equal to thirty three billion four hundred fifty million three hundred ninety thousand rubles (RUB 33,450,390,000), comprising fifty one per cent. (51%) of the charter capital of Company 2.

2.6	The par value of Participation Interest 3 is equal to one hundred and two thousand rubles (RUB 102,000), comprising fifty one per cent. (51%) of the charter capital of Company 3.

2.7	The Participation Interest is fully paid up.

2.8

The Participation Interest is not subject to any Encumbrances, other than the Permitted Encumbrances, or any seizure or third party claim, and there is no agreement, contract or undertaking to create, or any other lawful grounds for, any Encumbrance over the Participation Interest (in full or in part), and neither the Seller nor the Company has received any claim and/or demand asserting a third party’s interest in any such Encumbrance.

2.9

There are no agreements, transactions or the Company’s corporate resolutions that provide for a change in the amount of the charter capital of the Company (other than those fully performed prior to the date of this Agreement and registered in the USRLE).

2.10	The Seller is not aware of any intention by a third party to challenge the transfer of title to the Participation Interest from the Seller to the Purchaser under this Agreement.

2.11

The Seller is acting for its own account and is the sole legal owner of any consideration to be paid by the Purchaser in connection with the Transaction. The Seller is not a commissioner, agent, trustee or another intermediate acting on behalf and/or in the interests of any third party.

2.12

There are no transactions or any other grounds for the transfer of all or some of the Participation Interest by the Seller to any person or that give or may give rise to the right of any person to claim (including in connection with any right to acquire, acquisition, disposal or any right to dispose of all or some of the Participation Interest) any compensation or other payments under the laws and regulations of any jurisdiction. There are no third party claims in relation to any rights as specified in this paragraph, and neither the Company nor the Seller has agreed to grant any such rights.

2.13

There are no circumstances that result or may result in the challenging by any person or any Governmental Authorities of the Seller’s title to the Participation Interest (in full or in part) or otherwise affect the Seller’s title to the Participation Interest (in full or in part).

2.14

There are no pending litigations and/or outstanding claims or demands to which the Seller, the Company or any person within the Mechel Group is a party in relation to the Participation Interest (in full or in part), and there are no any other litigations/claims or demands or any lawful grounds for the commencement or bringing of such litigations and/or claims or demands.

2.15

There are no lawful grounds for a claim by any person (including the Seller) against the Company for money and/or assets in connection with the payment for the Participation Interest upon the incorporation or in connection with any increase of the charter capital of the Company.

2.16

There are no lawful grounds for a claim by any person (including the Seller) against the Company for money and/or assets in connection with the payment for the Participation Interest upon the incorporation or in connection with any increase of the charter capital of the Company;

2.17	The Participation Interest is not subject to any corporate, voting or participants’ or similar agreements, and there are no similar undertakings in any other form, other than the SHAs.

2.18	There are no restrictions restricting or limiting the distribution of profits by any Company, other than those provided for by the Applicable Law.

2.19

The Seller has not assigned or transferred (whether on the basis of a power of attorney, pursuant to a contract or otherwise) to any person any of its rights as participant in the Company in relation to the Participation Interest, including its right to vote at the general participants’ meetings of the Company.

3.	COMPANY

3.1

The Company is a legal entity duly incorporated as a limited liability company and validly existing under the Applicable Law in all material aspects. The charter capital of the Company is fully paid up. There was no violation of the Applicable Law in connection with the incorporation of the Company and payment and any increase of its charter capital. The Company is duly qualified and licensed to conduct its business as conducted by it as at the date of this Agreement. The Company’s business and its actions are carried out by it in all respects in accordance with the Applicable Law and its constituent and internal documents, and there are no violations that might result in the Company’s bankruptcy or liquidation or the suspension of its business for more than ninety (90) days.

3.2

The Company is not in the process of reorganization, liquidation or bankruptcy (insolvency), and does not meet any insolvency or bankruptcy criteria, and there are no grounds for the forced liquidation of the Company.

3.3	There are no grounds for the commencement of any insolvency or bankruptcy proceedings in relation to the Company.

3.4

None of the following measures has been taken by or in relation to the Company (and the Seller does not have reasonable grounds to believe that any such measures may be taken, by reference to the facts and circumstances arising prior to the date of this Agreement):

(A)	an action is taken to carry out the liquidation or reorganization of the Company;

(B)

an action is taken to declare the Company insolvent (bankrupt) (including filing a claim for the bankruptcy of the Company, or receipt by a court of an application for the declaration of the Company insolvent (bankrupt), and/or commencement of any bankruptcy proceedings in relation to the Company);

(C)	a resolution is passed by the Company in relation to its voluntary liquidation or bankruptcy;

(D)	a court decision is issued in relation to the liquidation or bankruptcy of the Company;

(E)	supervision, financial recovery, receivership or bankruptcy management proceedings are instituted in relation to the Company;

(F)	a bankruptcy receiver (including a temporary receiver, an administrative receiver, an external receiver or a bankruptcy manager) is appointed in relation to the Company.

3.5

The Company has not entered into any settlement or compromise agreement with its creditors and is not involved in any negotiations in relation to such agreement; the Company has not declared a moratorium on its debts and is not unable to pay its debt as they fall due.

3.6

The Company has not issued any powers of attorney which remain outstanding as at the date of this Agreement, other than the powers of attorney listed in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter.

3.7

All corporate resolutions passed by the Company’s management bodies are valid and lawful; there are no resolutions passed in violation of the Applicable Law, including a notice of general participants’ meeting of the Company, that may be held invalid in full or in part.

3.8

The Seller has delivered to the Purchaser and its consultants all resolutions (minutes) of the general participants’ meetings of the Company and meetings of the board of directors of the Company for the past three (3) years.

3.9	The value of the Company’s net assets is positive. The value of the Company’s net assets is not less than the amount of the Company’s charter capital as at the latest reporting date.

3.10

None of the participants in the Company has submitted an application for withdrawal from the Company; there are no other grounds for the repurchase by the Company of participation interests in its own capital; the Company does not have any outstanding obligations to make any payments in connection with the repurchase of participation interests in its own capital.

3.11	The Company is not a natural monopoly and does not have a dominant market position in any market, whether in the Russian Federation or abroad.

3.12

Neither the Company nor any of its assets is subject to the Federal Law No. 57-FZ “On the Procedure for Making Foreign Investments in Companies of Strategic Importance for State Security and Defence” dated 29 April 2008.

3.13

The Company is not a participant of any amalgamations, unions or other associations of legal entities, other than Self-Regulating Organization “Non-Commercial Partnership Yakutia Union of Constructors”.

3.14

Neither the Seller, nor the Company or any of their employees or intermediaries has made, offered or allowed any payment of cash or other valuables, directly or indirectly, to any person in order to influence the actions or decisions of such persons with a view obtain an illegal advantage or for an unlawful purpose in connection with the Company’s business. The Seller and the Company do not perform any actions that qualify under the Applicable Law as bribery or corrupt business practices or any actions in violation of the requirements of the Applicable Law and international laws and regulations that relate to the prevention or combating of money laundering.

4.	ENVIRONMENTAL

4.1

The Company has been in compliance with environmental laws and regulations of the Russian Federation, where such failure to so comply may result in an expense (including as a result of any sanctions being applied to the Company).

4.2

The Company has obtained all licences as required by the Company in its business in relation to the treatment of hazardous wastes, including licences for their collection, transportation, processing, treatment, decontamination or disposal, felling tickets (or any other documents duly authorizing the Company to carry out its felling operations) and earthworks permits.

4.3	The Company makes all payments (including payment of fines and default interest) for an adverse effect on the environment in full.

4.4

The Company has not and may not be held liable for an environmental offence occurring on or before the date of this Agreement under the environmental laws and regulations (except where such liability was duly discharged or the Company’s respective obligations were duly performed by the Company).

4.5

There have been no incidents, within three (3) years prior to the date of this Agreement and as at the date of this Agreement, resulting in an environmental damage, unless such damage is remedied/compensated for prior to the date of this Agreement. As at the date of this Agreement, the Company’s business and operations are not subject to any suspension.

5.	ULAK – ELGA RAILROAD

5.1

The access railroad to the Elga coal field from the Ulak station to the Elga station; designation: railway construction, length: 317000 m; completeness: 91%; cadastral number: 0:0:0:277 (the “Railroad Construction”), was duly constructed in accordance with the Applicable Law and the design documentation, without any deviations from applicable construction rules and procedures.

5.2

The construction permit and all approvals, certificates of acceptance of railroad into full operation, the full operation permit for the Railroad Construction and all permits and licences for transportation of cargo and human passengers, have been obtained and are in full force and effect.

5.3

There are no outstanding violations of the rules of operation of the Railroad Construction for the period from 31 March 2011 to the date of this Agreement. The Railroad Construction is safe for transportation of human passengers and cargo; and all applicable statutory safety rules and procedures for transportation of cargo and passengers have been and are complied with.

5.4	The Railroad Construction is maintained in good technical condition, and its yearly cargo transportation capacity comprises at least 4.2 mln tons.

5.5

There are no restrictions and/or limitations on the use of the Railroad Construction; and there are no grounds to believe that the operation of the Railroad Construction would be restricted in the future on the grounds that occurred prior to the date of this Agreement.

5.6	Company 2 is the sole legal owner of the Railroad Construction; the Railroad Construction is not subject to any dispute or a third party claim, or any seizure, pledge or another Encumbrance.

5.7

Company 2 has duly perfected title (ownership and/or lease rights) to the land plots and forest plots underlying the Railroad Construction and related structures and equipment. It is not required to obtain a title to any other land plots for the due operation of the Railroad Construction. The relevant land plots are of such categories and designation (permitted use) that it is permitted to construct and install the Railroad Construction and the related structures and equipment thereon.

5.8

There are no outstanding violations by Company 2 of any Applicable Law in relation to the operation of the Railroad Construction which were identified in the course of any audit conducted by the Governmental Authorities.

6.	SUBSOIL USE LICENCES

6.1

All subsoil use licences as required for the carrying on of the business of Company 1 as it is conducted as at the date of this Agreement are listed in the Seller 1 Disclosure Letter (the “Subsoil Licences”). There are no outstanding written notices received by Company 1 as holder of the Subsoil Licences from any Governmental Authority indicating that Company 1’s rights of subsoil use under any of the Subsoil Licences have been or will be terminated, suspended or restricted as a result of application of any sanctions by the competent Governmental Authorities.

6.2

All mining and land allocation certificates relating to the Subsoil Licences and any other certificates as required for the carrying on of the business of Company 1 as it is conducted as at the date of this Agreement, have been duly obtained in accordance with the Applicable Law, and Company 1 has been conducting its relevant operations within the boundaries as specified in such mining and land allocation certificates.

6.3

Company 1 has procured the execution of all protocols of the Subsoil Reserve Governmental / Central / Territorial Committee in relation to coal reserves and all protocols of the Production and Development Governmental / Central / Territorial Committee in relation to the approval of the Technical Design for Coal Reserve Development, as required by Company 1 to enable it to perform the terms and obligations set out in the Subsoil Licences.

6.4

Since the incorporation of Company 1, there have not been and there are no outstanding violations by Company 1 of any terms and conditions of the Subsoil Licences or any statutory provisions relating to subsoil and land use and environmental protection which were identified in the course of any audit conducted by the Governmental Authorities.

7.	ASSETS

7.1

The Company is the sole and absolute owner of assets and properties as required by it for the carrying on its business as it is conducted as at the date of this Agreement (including its assets with the net book value of over four million rubles (RUB 4,000,000) as listed in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter) (the “Assets”). To the best of the Seller’s knowledge, the Assets are not subject to any dispute or third party claims.

7.2	The Assets are not subject to any seizure, pledge or any other Encumbrances, other than the Permitted Encumbrances.

7.3	None of the Encumbrances over the Assets has been enforced.

7.4	The Assets owned by the Company have been lawfully acquired and are duly used or kept.

7.5	The Company owns or lawfully uses all Assets as required by it for carrying on its business as it is conducted as at the date of this Agreement.

7.6

The Assets owned by the Company have been duly registered and/or recorded and/or other similar formalities have been duly completed in relation to them (to the extent necessary under the Applicable Law).

7.7

The Assets owned by the Company are being used by the Company in accordance with their designation, and the Company has all necessary permits (including any necessary licences, consent and approvals of the Governmental Authorities and/or lessors) for their use in the Company’s business.

7.8

Any and all of the Company’s owned assets and properties whose value exceeds thirty million rubles (RUB 30,000,000) (the “Material Assets”) are, as at the date of this Agreement, insured for their full actual value by a reputable insurer in accordance with the Russian laws and regulations. All insurances in relation to the Material Assets and any and all mandatory insurance contracts have been executed and are in full force and effect, and all insurance premiums thereunder have been paid when due. There are no outstanding breaches or violations by the Company of the terms and conditions of any such contracts or applicable laws and regulations, where such breach or violation may entitle the insurer to refuse to pay the insurance proceeds upon the occurrence of an insured event, and, to the best of the Seller’s knowledge, there are no outstanding violations of any such contracts by the respective insurers.

7.9	Each of the Assets as specified in or acquired after the date of the Financial Statements is in the Company’s possession or under the Company’s control.

7.10

The Company does not have any interest, shares (or securities convertible into shares), participatory units or similar equity securities (instruments) in the charter capitals of other companies. The Company does not have any subsidiaries.

7.11	Leased Assets

7.11.1	The Company has the legitimate title to use its leased assets (the “Leased Assets”).

7.11.2

To the best of the Seller’s knowledge, there are no facts or circumstances which (a) will give rise to the right of any person (including the owner or lessor of such Leased Assets) to claim the return of the Leased Assets, or (b) might result in the restriction or limitation of the Company’s right to hold or use the Leased Assets, or (c) might result in the termination of the lease agreements by the respective lessors.

7.12	Real Properties

7.12.1

The Company has in its possession and use, or has all title and other documents evidencing the existing ownership or lease rights in relation to, the properties (including constructions in progress) as listed in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter (the “Real Properties”).

7.12.2	The Financial Statements specify all the Properties owned by the Company.

7.12.3

Other than as disclosed to the Purchaser (in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter), the Company is not a party to any binding sale or purchase agreement in relation to a Property or any title thereto pursuant to which the Company or its counterparty thereunder has any outstanding obligations or liabilities.

7.12.4	The Company has acquired all necessary rights to land and forest plots and buildings and premises as required for the carrying on of the Company’s business.

7.12.5

The Company has duly perfected title (ownership and/or lease rights) to the land plots and forest plots underlying the Company’s operations and necessary facilities and equipment, and it is not required to obtain a title to any other land plots for the conduct of its business. The relevant land plots are of such categories and designation (permitted use) that it is permitted to construct and install the relevant facilities and equipment and conduct the Company’s operations thereon.

7.13	Intellectual Property

For the purpose of this Schedule, the “Intellectual Property” means any and all rights to intellectual property in any part of the world, including rights in patents, petty patents and utility models, rights in inventions, trade marks and service marks, , whether registered or not, trade or business names and trade dress, domain names, rights in designs, whether registered or not, semi-conductor topography rights, copyright and moral rights, database rights, rights in know-how (including trade secret, technical and commercial know-how, technologies, production processes and business processes and methods) and, in each case, other analogous rights of any description whatsoever and all other rights or forms of protection of equivalent or similar nature and applications therefor and the right to apply for the same.

7.13.1	All Intellectual Property of the Company:

(A)

is adequate and sufficient for the carrying on of the Company’s business as it is conducted as at the date of this Agreement and the performance by the Company of all its obligations, including under any agreements to which the Company is a party;

(B)

is in the Company’s sole, actual, absolute and legal ownership, or was obtained by the Company from a licensor who is entitled to grant such licence, and is not subject to any Encumbrances; and the Seller is not aware of any pending or threatened third party claims in relation to the Intellectual Property;

(C)

is not subject to any suit or opposition received by the Seller or the Company from any person (including any employee of the Company) in relation to such Intellectual Property, its validity or any interest therein or any other aspect;

(D)	is not required to be transferred to, and no licence, sub-licence or any other right is required to be granted in relation to such Intellectual Property, any third party; and

(E)	to the extent required by applicable laws and regulations, has been duly registered, or applications for registration have been duly filed in relation to it.

7.14	All registration, licence and similar fees and charges due from the Company has been duly paid by it in relation to the Intellectual Property.

8.	STATEMENTS

For the purpose of this Agreement, the “Financial Statements” means the RAS financial statements prepared as at 31 March 2020.

8.1	The Financial Statements of the Company are true and complete in all material respects.

8.2	Since the date of the Financial Statements:

(A)

there has been no event that might have a material adverse effect on the Company, its assets, financial position, operations and/or the value of the Participation Interest. For the avoidance of doubt, a fluctuation of currency exchange rates against Russian rubles and any related effects shall not be regarded as an event that might have a material adverse effect;

(B)	the Company has carried on its business (including management of its working capital and liquidity) in the ordinary course;

(C)

the Company has not acquired or disposed of and has not agreed to acquire or dispose of any material assets (including any assets whose value is equal to or exceeds thirty million rubles (RUB 30,000,000) individually or five hundred million rubles (RUB 500,000,000) in aggregate), otherwise than in an arm’s length transaction in the ordinary course of its business;

(D)

the Company has not declared or made any distributions or repurchased any participation interests in its charter capital; no debt owed to the Company has been written off in full or in part (otherwise than in accordance with the Russian laws and regulations);

(E)	the Company has not:

(i)	changed its charter capital;

(ii)	made any changes in the accounting methods, policies and principles, unless such change was required by applicable laws and regulations;

(iii)	raised any loans or credits nor has permitted the incurrence of any financial indebtedness;

(iv)

subject to (B) above, entered into any agreement or another transaction where the value of such agreement or transaction deviates from the market prices by more than twenty per cent. (20%), or where any other terms of such agreement or transaction are materially different from the terms and conditions of similar transactions;

(v)	provided any loans;

(vi)	provided ay security / Encumbrances over its assets;

(vii)	made any amendments in the terms of its employment agreement resulting in an increase of the aggregate annual fees/salaries payable to the Company’s employees by more than seven per cent. (7%).

9.	LICENCES AND INDUSTRIAL SAFETY

For the purpose of this Schedule, the “Licences” means any and all licences, including the Subsoil Use Licences, consents, permits, expert approvals, assessments, certificates, resolutions or similar authorisations issued by the governmental or regulatory authorities, institution or services of the Russian Federation, constituent subject of the Russian Federation or local municipal authorities in the Russian Federation, and ay filings or registrations with such authorities in the Russian Federation.

9.1	The Company has obtained all Licences and other permits as required for the carrying on of its business as it is conducted as at the date of this Agreement.

9.2

The Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter contain complete and true list of all Licences and other permits of the Company. All Licences and permits specified in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter have been validly issued and are in full force and effect, and there are no outstanding violations of any of their terms that might result in their termination, suspension or revocation. A copy of all such documents as amended have been delivered to the Purchaser. Such copies are complete and true copies of the relevant originals and have attached to them complete and true copies of all appendices thereto. Other than as disclosed in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter, there are no other Licences or permits that are required for the carrying on of the Company’s business as it is conducted as at the date of this Agreement.

9.3	The Company has developed, approved and duly implements all local regulations and policies in relation to industrial safety, including the industrial safety control policies and procedures.

10.	ANTITRUST

10.1	The Company has obtained all antitrust consents required for the Company’s operations and its transactions, including any acquisition of assets by the Company.

10.2	The Company has filed with the antitrust authorities all notices as required in connection with the Company’s operations and its transactions, including any acquisition of assets by the Company.

11.	CONTRACTS

11.1

There are no pending tender offers or similar offers whose aggregate value may exceed one hundred million rubles (RUB 100,000,000) and which may be converted into a liability as a result of their acceptance or any other actions by a third party.

11.2

No default by the Company has occurred or is continuing under any of its other contracts (agreements) to which it is a party, exceeding ten per cent. (10%) of the book value of the Company’s assets as reflected in its latest accounting statements and/or that is capable to having a material adverse effect on the Company’s ability to perform its obligations under any other transactions and/or the Company’s operations. To the best of the Seller’s knowledge, there are no grounds for the termination or invalidation of, and the Company has not received any notice of any person’s intention to terminate, any such contract or another transaction.

11.3

Each transaction that constitutes a major transaction or an interested party transaction under the Russian laws and regulations and that was entered into within one (1) year preceding the date of this Agreement, has been duly approved and authorized by the Company’s management bodies and duly executed by the Company’s authorized representatives within their authorities.

11.4

Except for any transactions that have been duly performed and discharged, the Company has not entered into any transaction (whether with a member of the Mechel Group or any third party), where the value of such transaction deviates from the market prices by more than twenty per cent. (20%), or where any other terms of such transaction are materially different from the terms and conditions of similar transactions.

11.5

Information on twenty (20) major existing contracts of the Company (other than the Agreed Contracts) with the aggregate amount of payments thereunder, in each such case, exceeding one hundred million rubles (RUB 100,000,000), is disclosed in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter, and a copy of each such contract has been delivered to the Pruchaser.

11.6

Each contract entered into with the Mechel Group within one (1) year preceding the date of this Agreement has been duly approved by the competent corporate bodies of the relevant member of the Mechel Group in accordance with the Applicable Law and constituent documents of such member of the Mechel Group (subject to all applicable requirements as to the composition of such corporate bodies and their decision-making procedures), and there has been no violation that would result in any such contract being held invalid.

11.7

Any services provided by a member of the Mechel Group to the Company have been provided on the market terms or the terms and conditions deviating from the market prices by no more than twenty per cent. (20%), on the basis of duly executed contracts. There are no outstanding breaches of any such contracts giving rise to the right of a party thereto to terminate such contract or claim damages thereunder, including lost profits.

11.8

Assets provided by a member of the Mechel Group to the Company have been provided on the market terms or the terms and conditions deviating from the market prices by no more than twenty per cent. (20%), on the basis of duly executed contracts. Such contracts have been and are being duly performed. There are no outstanding breaches of any such contracts giving rise to the right of a party thereto to terminate such contract or claim damages thereunder, including lost profits.

12.	LOAN CAPITAL

For the purpose of this Schedule, the “Loan Capital” means any loans, credits, bonds, notes, indentures and other financial indebtedness under financial instruments, including bank overdrafts, obligations under finance leases and the Company’s guarantees which remain outstanding as at the date of this Agreement.

12.1	The total amount of the Loan Capital of the Company does not exceed any borrowing limitations as set out in any contract or another agreement, document or instrument to which the Company is a party.

12.2

The detailed information and true and accurate copies of all agreements in relation to all Loan Capital have been disclosed by the Sellers in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter. Except as so disclosed, there are no transactions pursuant to which the Company has any outstanding obligations in relation to the Loan Capital.

12.3

Neither the Company nor the Sellers have taken any action or omission that might result in the creditors (or any of them) making a claim for an early payment of all or some of debt under such agreements.

12.4

The Company has not created and/or provided or consented to the creation and/or provision of any Encumbrances, guarantees, indemnities, suretyships or any other security interest in relation to obligations of any member of the Mechel Group, except as disclosed in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter and other than the Company 3 Permitted Suretyships.

12.5

The Company does not have any outstanding securities authorized, issued, placed, avalized and/or endorsed by the Company, including options, bonds, notes or other securities and derivatives. The Company does not have any obligations or claims in relation to the issuance, placement, transfer, conversion, repurchase or redemption of any securities or issuance of any participation interests in the Company’s charter capital.

12.6	None of the Mechel Group members has assigned to a person who is not a member of the Mechel Group any claims against the Company which are valid and outstanding as at the date of this Agreement.

12.7

The Company has not provided any guarantees, suretyships or any other undertakings to be liable for any third party debts, except as disclosed in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter and other than the Company 3 Permitted Suretyships.

12.8	Company 1’s debt under the VEB Facility has been fully repaid.

12.9	Loan agreement No. 13-07/04/2020 dated 10 April 2020 between Wuleen Investments Corp as lender and Company 1 as borrower constitutes a legal, valid and enforceable obligation of Company 1.

12.10

All guarantees and suretyships and other Encumbrances (including a pledge or mortgage, other than the Permitted Encumbrances) issued or created by the Mechel Group companies (excluding any guarantees and suretyships issued by the Companies for the benefit of each other) in relation to the Company’s obligations, as listed in the Seller 1 Disclosure Letter and/or Seller 2 Disclosure Letter, other than the Permitted Suretyships, have been terminated, and a copy of the termination agreements in relation to such guarantees, suretyships and other Encumbrances (and other documents evidencing their termination), are contained in the Seller 1 Disclosure Letter and/or Seller 2 Disclosure Letter. There are no guarantees and suretyships or any Encumbrances (including a pledge or mortgage, other than the Permitted Encumbrances) issued or created by the Mechel Group companies (excluding any guarantees and suretyships issued by the Companies for the benefit of each other) in relation to the Company’s obligations, other than as disclosed in the Seller 1 Disclosure Letter and/or Seller 2 Disclosure Letter as terminated.

12.11

All guarantees and suretyships and other Encumbrances (including a pledge or mortgage) issued or created by the Company in relation to obligations of the Mechel Group companies, as listed in the Seller 1 Disclosure Letter and/or Seller 2 Disclosure Letter, other than the Permitted Encumbrances, have been terminated, and a copy of the termination agreements in relation to such guarantees, suretyships and Encumbrances (and other documents evidencing such termination), are contained in the Seller 1 Disclosure Letter and/or Seller 2 Disclosure Letter. There are no guarantees and suretyships or any Encumbrances (including a pledge or mortgage) issued or created by the Company in relation to obligations of the Mechel Group companies, other than as disclosed in the Seller 1 Disclosure Letter and/or Seller 2 Disclosure Letter as terminated.

12.12

All contracts between the Company on one hand and any of the Mechel Group companies on the other hand, as listed in the Seller 1 Disclosure Letter and/or Seller 2 Disclosure Letter, other than the Permitted Suretyships, the Sublease Agreement and the Agreed Contracts, have been terminated, and a copy of the termination agreements in relation to such contracts, are contained in the Seller 1 Disclosure Letter and/or Seller 2 Disclosure Letter. There are no contracts between the Company on one hand and any of the Mechel Group companies on the other hand, other than as disclosed in the Seller 1 Disclosure Letter and/or Seller 2 Disclosure Letter as terminated.

13.	LITIGATION PROCEEDINGS AND OTHER PROCEEDINGS; COMPLIANCE

For the purpose of this Schedule, the term “litigation” means a criminal proceeding initiated against the Senior Employees (as defined below) in connection with their activities as the Company’s officers, and any litigation, arbitration or administrative proceedings, and the term “threatened” means that a demand has been made against the Company or a written notice was received by the Company in relation to the commencement of any litigation or any pending litigation.

13.1

Other than as disclosed in the Seller 1 Disclosure Letter and/or Seller 2 Disclosure Letter, the Company is not engaged in any litigation and/or disputes whose value exceeds fifty million rubles (RUB 50,000,000). To the best of the Seller’s knowledge, there are no facts or circumstances that may result in the commencement of any litigation and/or dispute involving the Company. No interim relief has been granted in relation to the Company, the Participation Interests or any of the Company’s assets in connection with any litigation.

13.2

The Seller is not aware of any litigation (or any threatened litigation) involving a person for whose actions or default the Company is or may be liable in accordance with any undertakings given by the Company or under the Applicable Law.

13.3

The Seller is not aware of any effective outstanding judgments, awards, orders, decrees or acts of any Governmental Authorities of any jurisdiction against the Company or a person for whose actions or default the Company may be liable in accordance with any undertakings given by the Company or under the Applicable Law.

13.4	To the best of the Seller’s knowledge, the Company is not subject to any ongoing investigation by any Governmental Authorities.

13.5

Within the last three (3) years preceding the date of this Agreement, no violation by the Company of the Applicable Law (other than any insignificant violations resulting in the imposition of a fine and/or a liability for losses in the aggregate amount not exceeding two million rubles (RUB 2,000,000) in relation to all such violations identified in the course of the relevant audit) has been identified in the course of an audit conducted by any Governmental Authorities, other than any such violations which were remedied by the Company in accordance with the Applicable Law.

13.6

There are no: (a) outstanding personal injury cases involving the Company, or (b) outstanding liabilities of the Company in connection with any personal injury claims (including by the Company’s existing or former employees).

14.	TAXATION

14.1	The Company is and has at all times been tax resident in the Russian Federation only and is not subject to taxation in any jurisdiction, other than the Russian Federation.

14.2

All tax returns, computations and documents which have been required to be made or given by the Company under the laws of the Russian Federation in relation to each of the three (3) complete calendar years preceding the date of this Agreement and the last incomplete calendar year preceding the date of this Agreement, contain in all material respects true information and have been duly prepared within the requisite periods. As at the date of this Agreement, the Seller is not aware of any tax documents of the Company which give or might give rise to any tax dispute with the tax authorities.

14.3

All taxes and mandatory charges (including charges to be paid to the Pension Fund of the Russian Federation, the Social Security Fund of the Russian Federation, and mandatory medical insurance funds, - the “Mandatory Charges”) which the Company has become liable to pay and which have fallen due for payment, for the period of three (3) complete calendar years preceding the date of this Agreement and the last incomplete calendar year preceding the date of this Agreement (inclusive), as calculated on the basis of tax returns, computations and documents submitted by the Company with the tax authorities and non-budgetary funds, have been paid in full.

14.4

In relation to three (3) complete calendar years preceding the date of this Agreement and the last incomplete calendar year preceding the date of this Agreement (inclusive), the Company has, in all material respects, duly withheld and reflected in its RAS accounting statements all sums required to be withheld by the Company on account of taxation and Mandatory Charges.

14.5

The RAS accounting statements make full provision or reserve for, and show the Company’s liabilities in respect of, all taxes and Mandatory Charges assessed or liable to be assessed on the Company or for which the Company is accountable in accordance with the applicable laws and regulations, in all material respects. Proper provision has been made and shown in the RAS accounting statements for deferred tax assets and liabilities in accordance with the RAS and the Company’s liabilities in respect of Mandatory Charges.

14.6

The Company is not liable to pay or provide any indemnification in respect of any taxes or Mandatory Charges as a result of failure by any other person to pay any such tax on income, profits, capital gains or transactions arising or occurring prior to the date of this Agreement (inclusive), other than its liabilities expressly provided for by the Tax Code of the Russian Federation.

14.7

During three (3) complete calendar years preceding the date of this Agreement and the last incomplete calendar year preceding the date of this Agreement (inclusive), the Company has complied in all material respects with all mandatory requirements, orders, regulations, instructions or terms and conditions of the applicable tax laws in relation to VAT. As at the date of this Agreement, the Company is not aware of any liabilities by the Company to pay an additional amount of VAT (or any fines) in respect of the periods for which the Company has already delivered its VAT returns to the tax authorities.

14.8	To the best of the Seller’s knowledge, the Company is not involved in any dispute, administrative or arbitration proceedings with tax authorities.

14.9

The Company does not have any outstanding fines, interest or tax arrears that have been accrued or charged under the tax laws and regulations for three (3) complete calendar years preceding the date of this Agreement and the last incomplete year preceding the date of this Agreement.

15.	EMPLOYEES

15.1

For the purpose of this Agreement, the term “Senior Employees” means: (i) members of the board of directors of the Company; (ii) the person performing the functions of the sole executive budy of the Company; (iii) the chief accountant of the Company, (iv) deputy general directors of the Company, including its technical director, (v) the chief geologist of the Company, (vi) the chief surveyor of the Company, and (vii) members of the audit committee of the Company, as at the date of this Agreement. The list of Senior Employees is set out in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter.

15.2

The Senior Employees and other employees of the Company are entitled to their remuneration on the same ground that existed as at the date of the Financial Statements. The Company is not obliged to increase or agree to increase the aggregate amount of the annual remunerations payable to the Senior Employees and other employees of the Company, or the rate of remuneration of its directors, officers or employees who are entitled to an annual increase in such remuneration rates, by an amount that is higher than the national ruble inflation rate in any complete year.

15.3

The Company is not obliged to pay to the Senior Employees and other employees of the Company any remuneration or compensations upon termination of their employment or similar relations with the Company, other than any remunerations or compensations which are expressly provided for by the laws of the Russian Federation (and not an employment or similar contract, an internal document of the Company or otherwise).

15.4

There are no agreements, collective bargaining agreements or agreements with works council or any staff association or other body representing employees, other than as disclosed in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter. No trade union was created in the Company, other than as disclosed in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter.

15.5	The Company does not maintain any profit sharing incentive arrangements for any of the Senior Employees or other employees.

15.6	The Company is not involved in any individual or collective trade disputes, including those commenced with an intention to oblige the Company to have quarterly wage indexation.

15.7

No strike is or has been arranged and/or conducted by the Company’s employees, and the Company is not aware of an intention by the Company’s employees to conduct a strike and/or commence any industrial dispute.

15.8	The Company is not in arrears in respect of payment of wages and salaries to its employees.

15.9	The Company is not a participant to any social plans (including pension plans), other than mandatory plans as provided for by the laws of the Russian Federation.

15.10

The Company has developed and duly approved its internal policies and procedures governing workplace management and off-work hours of the Company’s employees, including the regulations on industrial safety management system, internal regulations in relation to briefing and training of employees, and all necessary structural divisions, including occupational, industrial and environmental safety service, have been established within the Company. The Company regularly conducts the assessment of workplace and employment conditions and procures regular medical check-ups for its employees in accordance with the requirements of applicable laws and regulations.

16.	RECEIVABLES AND PAYABLES

16.1	The Company does not have any accounts payable under loans and/or credits owed to the Mechel Group companies or any other persons, other than the Permitted Payables.

16.2

The Company does not have any off-balance sheet liabilities, including any such liabilities incurred for the benefit of the Mechel Group companies or third parties, or any bill guarantees or indorsements with recourse, suretyships or guarantees exceeding in aggregate one hundred million rubles (RUB 100,000,000) for all Companies, other than the Permitted Off-Balance Sheet Liabilities.

16.3

The Company does not have any indebtedness, other than as specified in paragraphs 16.1 and 16.2, to the Mechel Group companies or any accounts payables, other than as specified in paragraphs 16.1 and 16.2, or any provisions for carry-over vacations, exceeding in aggregate one hundred million rubles (RUB 100,000,000) all Companies, other than the Permitted Payables.

16.4

The Company does not have any accounts receivable owed to it by the Mechel Group companies or any other parties exceeding in aggregate one hundred million rubles (RUB 100,000,000) all Companies, other than the Permitted Receivables.

16.5

Other than the Agreed Contracts, Company 1 is not a party to any sale and purchase, supply or any other agreement in relation to Company 1’s products, where the term of any such agreement expires more than thirty (30) calendar days after the date of this Agreement.

16.6	The Company does not have any debt to the companies exercising the functions of sole executive bidy of the Company in excess of fifty million rubles (RUB 50,000,000) in aggregate all Companies.

17.	Miscellaneous

No creditor or counterparty of the Seller or any of the Mechel Group companies, as set out in the Seller 1 Disclosure Letter and/or the Seller 2 Disclosure Letter, may claim that this Agreement shall be held void or invalid due to failure to obtain their consent to the execution of this Agreement.

Schedule 3    Form of the Restitution Agreement

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Schedule 4    List of Mechel Affiliates

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Schedule 5    Form of Escrow Agent (GPB (JSC)) Confirmation

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Schedule 6    Agreed Contracts

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Schedule 7    Lease and Financial Lease Agreements of the Companies

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Schedule 8    Mechanism for Paying off Permitted Receivables

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